UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          COMMUNICATIONS RESEARCH, INC.
                 (Name of small business issuer in our charter)

                                     NEVADA
         (State or other jurisdiction of incorporation or organization)

               7373                                 22-2991753
    (Primary standard industrial                  (I.R.S. Employer
     classification code number)                   Identification No.)

                                69 Wesley Street
                           South Hackensack, NJ 07606
                                 (201) 457-1011
          (Address and telephone number of principal executive offices)

                                 Farber & Klein
                      Attn: Andrew Farber or Jeffrey Klein

                       23123 State Road Seven, Suite 350-B
                            Boca Raton, Florida 33428
                                 (561) 470-9010
               (Name, address and telephone of agent for service)

              Approximate date of commencement of proposed sale to
         the public: As soon as practicable after the effective date of this Registration Statement.


If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]

                                          CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
Title of class of                Amount of Shares        Proposed maximum    Proposed Max             Amount of
securities                       to be registered         offering price   Aggregate Offering       Registration Fee
                                                            Per Share
-------------------------------------------------------------------------------------------------------------------
Class A Common Stock,
Par value $.001 per share         24,241,682(1)               $.35             $8,484,589             $2,240.00




         (1) Selling shareholders may utilize the services of broker-dealers to assist the shareholders with the sale of their shares. As of the date of this offering memorandum, there are no arrangements in place between any of the selling shareholders and any broker-dealers nor are any such arrangements contemplated.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine. Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the securities and exchange commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Neither the securities and exchange commission nor any state securities commission has approved or disapproved the sale of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 Preliminary Prospectus Dated February __, 2001



                                   PROSPECTUS

                          COMMUNICATIONS RESEARCH, INC.



The Registration Statement of which this Prospectus is a part relates to our common stock which is to be distributed to our shareholders who were also shareholders of Visual Telephone International, Inc, a Delaware corporation ("Visual Telephone"), pursuant to Visual Telephone's reorganization in May of 1999. We were formerly a wholly owned subsidiary of Visual Telephone. We are registering 4,241,682 shares of our $0.001 par value Class A common shares that had been issued and outstanding as of May 21, 1999.

We are also registering an additional 20 million of our Class A Shares. These shares may be used to fund future acquisitions of companies engaged in similarly situated businesses, as compensation to employees and consultants and to pay vendors for their services thus retaining working capital. Neither the shares registered hereby nor any of our other securities are currently traded on any exchange nor have they ever traded in a public market. No assurance can be given that a public market will develop once the Class A Shares are registered.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.

These securities have not been approved or disapproved by the securities and exchange commission or any state securities commission, nor has the securities and exchange commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY __, 2001.

                                TABLE OF CONTENTS



1.    Summary Information...................................................6
2.    Risk Factors..........................................................6
3.    Use of Proceeds.......................................................18
5.    Determination of Offering Price ......................................18
6.    Dilution .............................................................18
7.    Selling Security Holders..............................................19
8.    Plan of Distribution..................................................20
9.    Legal Proceedings.....................................................21
10.   Directors, Executive Officers, Promoters and Control Persons..........22
11.   Security Ownership of Certain Beneficial Owners and Management........24
12.   Description of Securities ............................................25
13.   Interest of Named Experts and Counsel.................................27
14.   Disclosure of Commission Position on Indemnification for

       Securities Act Liabilities...........................................27
15.   Description of Business...............................................28
16.   Management's Discussion and Analysis .................................43
17.   Description of Property ..............................................45
18.   Certain Relationships and Related Transactions........................45
19.   Market for Common Equity and Related Stockholder Matters..............46
20.   Executive Compensation ...............................................47
21.   Index to Financial Statements ........................................F-1
22.   Financial Statements..................................................F-2



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




                               PROSPECTUS SUMMARY



Our Company.               Our Company consists of two primary business units
                           operating under one corporation. Our Systems
                           Integration Division designs, develops, installs and supports sophisticated communications systems that process, display, transmit and receive data, voice and full motion video to suit the unique needs of our customers. Our Visual Products Division manufactures and sells fully integrated, PC based,
                           H.320 International Standards compliant, digitally compressed full motion video conferencing systems.


                           Our capitalization consists of 40,000,000 shares of class A $0.001 par value common stock and 700,000 shares of Class B, $0.001 par value Common stock of which 12,483,364 and 400,000 shares are issued and outstanding, respectively. Assuming all 20,000,000 shares are sold pursuant to this offering, we will have 22,483,364 Class A shares issued and outstanding.


                           Prior to May 21, 1999, we had been operating as a wholly owned subsidiary of Visual Telephone International Inc., a Delaware corporation ("Visual Telephone"). On May 21, 1999 Visual Telephone distributed all 9,233,364 shares of our class A common stock to our shareholders and issued 400,000 shares of CRI class B shares pursuant to a plan of reorganization. We subsequently issued an additional 3,250,000 of our Class A shares to certain of our employees. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS". We are registering a total of 4,241,682 shares of the Class A common shares that are to be distributed to the Visual Telephone shareholders of record as of May 21, 1999 as well as an additional 20 million shares of Class A that we intend to use for future acquisitions and other purposes.

                         FINANCIAL SUMMARY INFORMATION.

         The information set forth below has been selected from our financial statements. This information should be read in conjunction with, and is qualified in its entirety by reference to the financial statements, including the notes thereto, included elsewhere in this registration statement.

Results of Operations.

                                                                  Year Ended              Year Ended           Nine Months Ended
                                                                   12/31/99                 12/31/98           09/30/00 (unaudited)
------------------------------------------------------------------------------------------------------------------------------------
Revenues ...............................................        $   106,838.00           $    48,745.00            $    89,771.00
Gross Profit ...........................................        $    59,441.00           $    (1,473.00)           $    67,820.00
Operating Expenses .....................................        $   306,629.00           $   360,709.00            $   139,286.00
Income (Loss) From Operations ..........................        $  (247,188.00)          $  (362,182.00)           $   (84,433.00

Total Current Assets ...................................        $    54,726.00           $    64,021.00            $    64,466.00
Total Assets ...........................................        $   118,194.00           $   104,304.00            $   127,170.00
Total Current Liabilities ..............................        $    33,235.00           $   694,708.00            $    17,690.00
Total Liabilities ......................................        $   192,875.00           $   694,708.00            $   286,284.00


                                  RISK FACTORS


An investment in the shares of common stock offered hereby involves a high degree of risk. There can be no assurance that we will have substantial product sales or revenues, or that we will be able to sell our products or services at a profit. Other risk factors include our reliance on third-party independent distributors and wholesalers for product sales.

                          RISKS RELATED TO OUR BUSINESS


LIMITED OPERATING HISTORY


         We were founded in 1989. For the last two fiscal years ending 1998 and 1999 our gross operating revenues have been $48,745.00 and $106,838.00 respectively. Our operating revenues for the nine months ended September 30, 2000 were 89,771. During 1998, our net loss was $362,182.00. During 1999, our net income was $515,723.00. This included a one time forgiveness of debt of $785,143.00 from our former parent company. Without this item, our net loss for the year ending December 31, 1999 would have been $269,420.00. Our net loss for the nine months ended September 30, 2000 was $84,433. Our success will be dependent on our ability to significantly expand our business operations. We must be able to compete effectively with other companies providing similar services, many of which are much better capitalized than we are today. We cannot be certain that our management team will be able to successfully manage our business affairs and adapt to technological changes. If we are unable to successfully integrate all phases of our business operations, our business, financial condition and results of operations could be materially and adversely affected.

OPERATING LOSSES AND A LACK OF WORKING CAPITAL RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         For the calendar years ending 1999 and 1998, we incurred operating losses of $247,188.00 and $362,182.00, respectively. Our net loss for the nine months ended September 30, 2000 was $84,433. We are dependent upon continuing loans from our president to remain in business and will continue to be so dependent until we can significantly increase our operations. Our liquidity needs may be further taxed by litigation with our former parent company and the costs that may be associated with the relocation of our executive offices. No assurances can be given that Mr. Ceragno will continue to fund our operations or that our revenues will be sufficient to do so.

         Our current liabilities include loans made to us by Carl R. Ceragno, our president. These loans were $140,830.00 and $114,170.00 for the years ending December 31, 1999 and December 31, 1998, respectively. These loans had been due upon the demand of Mr. Ceragno. Mr. Ceragno has agreed to defer the due date of said loans to December 31, 2001. We do not currently have sufficient resources to repay these loans.

FAILURE OF OUR OPERATING AND INTERNAL GROWTH STRATEGIES MAY AFFECT OUR ABILITY TO OPERATE AS A GOING CONCERN


         A key element of our strategy to increase profitability and revenues is to let our management team make the key decisions necessary to implement our business plan and service our clients. We believe that this strategy will result in projects being completed on a more timely basis and with increased client satisfaction. However, if we do not implement appropriate checks and balances, this decentralized operating strategy could result in inconsistent operating and financial practices and our overall profitability could be adversely affected. Another key element of our strategy is our ability to generate internal growth which will be affected by, among other factors, our ability to :

         Expand the range of service we offer to customers
         Attract new customers
         Strategically align ourselves with larger business partners Increase the number of projects performed for existing customers Hire and retain employees
         Open additional facilities
         Reduce operating and overhead expenses.


         Many of the factors affecting our ability to generate internal growth may be beyond our control and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth necessary to achieve profitability could have a material adverse effect on our business, financial condition and results of operation.

         While we strive to attain profitability, we are currently experiencing a period of development and expansion which has placed, and could continue to place, a significant strain on our management, customer service and support operations, sales and administrative personnel and other resources. In order to serve the needs of our existing and future customers, we have substantially increased and will continue to increase our workforce, which requires us to attract, train, motivate and manage qualified employees. Our ability to manage our planned growth requires us to continue to expand our operating, management, information and financial systems, all of which may significantly increase our operating expenses.


MOST OF OUR CONTRACTS CAN BE CANCELED ON SHORT NOTICE

         A substantial number of our contracts can be canceled upon short notice. Accordingly, we cannot give assurance that our future revenues will approximate our historical performance. If any canceled contracts are not replaced with contracts from other customers, our business, financial condition and results of operations will be materially and adversely affected.

OUR FAILURE TO ADJUST TO CHANGES IN TECHNOLOGY MAY RENDER OUR PRODUCTS AND SYSTEMS OBSOLETE

         The telecommunication field, professional video, video conferencing and systems networking industries are subject to rapid changes in technology. Systems used for the transmission and display of video, voice and data as well as the hardware which carries these systems, are subject to rapid changes in technology. In the future, our customers may be able to receive enhanced services without a significant upgrade of the existing telecom infrastructure or information technology data base. Greater pressure may be exerted by our competition to provide systems solutions that will minimize the need for the type of services that we provide. Moreover, the expertise developed by our key personnel may no longer be applicable to subsequent advancements in technology.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE


         Our industry is highly competitive and is served by numerous small, owner operated private companies, several public companies and several large regional companies. There are no substantial barriers to entry in our industry and we expect that competition will intensify in the future. Competition in the industry depends upon a number of factors, including price. Certain of our competitors may have lower overhead cost structures and may, therefore, be able to provide their services at lower rates than we can provide such services. Certain of our competitors have greater market presence, engineering depth and marketing capabilities, and financial, technological and personnel resources than those available to us. As a result, they may be able to develop and expand their customer base more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than we can. We cannot give any assurance that we will be able to maintain or enhance our competitive position. We also face competition from in-house service departments of our prospective and existing customer base and cannot be certain that our existing or prospective customers will continue to outsource services in the future.


         Current and potential competitors have established or may establish cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of products. Accordingly, it is possible that new competitors or alliances among competitors and vendors may emerge and rapidly acquire market share. In addition, manufacturers might elect to liquidate their products directly. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect our business, results of operations and financial condition. Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, undertake more far reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees and strategic partners. As a result, they may be able to secure products from vendors on more favorable terms than us, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their products than can we.

WE ARE SUBJECT TO LAWS GOVERNING INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS THAT MAY HAVE A MATERIAL AND ADVERSE EFFECT ON OUR BUSINESS


         As the number of products in the telecommunication, teleconferencing and professional video industries increases and the functionality of these products further overlaps, companies may increasingly become subject to claims of infringement or misappropriation of the intellectual property or proprietary rights of others. There can be no assurance that third parties will not assert infringement or misappropriation claims against us in the future with respect to current or future products, or that any such assertion will not require us to enter into royalty arrangements or litigation that would be costly to us. Any claims or litigation, with or without merit, could result in a diversion of management's attention and our financial resources, which could have a material adverse effect on our business, financial condition and results of operations. Adverse determinations in such claims or litigation could have a material adverse effect on our business, financial condition and results of operations.

         While we believe that our success will depend principally upon our ability to develop products and effectively market our products and services, our ability to compete is also dependent in part upon our proprietary technology and intellectual property rights. We have not filed for any federal patents or trademarks to protect our proprietary software, documentation and other proprietary information. There can be no assurances given that common law intellectual property rights will be sufficient to protect our interests. Moreover, there can be no assurance that the confidentiality agreements and other methods on which we rely to protect our trade secrets and proprietary information and rights will be adequate to prevent competitors from developing similar technology. Moreover, in the absence of patent protection, our business may be adversely affected by competitors that develop functionally equivalent technology. Furthermore, we may be subject to additional risk if we enter into transactions in countries where intellectual property laws are not well developed or enforced effectively. Legal protection of our rights may be ineffective in such countries, and technology developed or used in such countries may not be protectable in jurisdictions where protection is ordinarily available. Litigation to defend and enforce our intellectual property rights, regardless of the final outcome of such litigation, could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and results of operation. There can be no assurance that our trade secrets or non-disclosure agreements will provide meaningful protection of our proprietary information. Our inability to protect out proprietary rights would have a material adverse effect on our business, our financial condition and results of operations.

THE DEPARTURE OF KEY PERSONNEL AND LACK OF QUALIFIED INSTALLATION STAFF COULD DISRUPT OUR BUSINESS


         We depend upon the continued services of our president, Carl R. Ceragno. Mr. Ceragno is not employed by us pursuant to the terms of an employment contract. The loss of the services of Mr. Ceragno would have a material and adverse effect on our business, financial condition and results of operations. In addition, we do not carry key-person life insurance policies on Mr. Ceragno's life. We do however intend to purchase such insurance in the future. However, whether funds will be available for such purposes cannot be assured and will depend upon our future budgeting needs. Even if insurance benefits are received there can be no assurance that replacement personnel could be found or if found, available at affordable rates.


         Our Systems Integration Division relies heavily upon the availability of highly qualified and trained installation subcontractors for the systems that it designs and installs. See "BUSINESS- EMPLOYEES". The competition for the services of these individuals is intense. There can be no assurance that we will be successful in attracting and retaining additional skilled installation personnel as needed. Failure to attract said personnel could have a material adverse effect on our business, financial condition and results of operation.


CONTROL OF COMPANY BY OUR PRESIDENT MAY DISENFRANCHISE OUR SHAREHOLDERS OF THEIR RIGHT TO VOTE THEIR SHARES REGARDING CERTAIN MATTERS

         Carl R. Ceragno, our president, will continue to own Class B common shares, giving him voting control over us. Since our common shares do not have cumulative voting rights, current management, and Mr. Ceragno in particular, will be able to continue to determine and direct our affairs and policies. Mr. Carl Ceragno beneficially owns all 400,000 of the issued and outstanding shares of our Class B common shares and 2,750,000 shares of our Class A common shares. As a result, he will effectively control virtually all matters requiring approval by our stockholders, including the amendments of the Articles of Incorporation, the election of directors, and the approval of mergers or similar transactions.

            This concentration of voting control in the hands of Mr. Ceragno may have the effect of delaying, deferring or preventing a change in control of our Board of Directors, impeding a merger, consolidation, takeover or other business combination that we may otherwise consider or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our Board of Directors, which in turn could materially and adversely affect the market price of our common stock.

YOU COULD LOSE ALL OF YOUR INVESTMENT IF WE ARE NOT ABLE TO RAISE $350,000 FOR CAPITAL EXPENDITURES NEEDED TO FUND OUR OPERATIONS.

         We currently estimate that we will require between $ 300,000.00 and $350,000.00 in operating capital over the next 12 months including capital expenditures. We expect to obtain much of this funding through our operations. However, no assurance is given that we will be able to do so. Substantial expenditures will be required to enable us to pursue future research and development activities, expand our services, further develop our proprietary software, and to market our products. The level of expenditures required for these activities will depend in part upon changes in technology and whether we develop and market our products and services independently or with other companies through collaborative arrangements. Our future capital requirements will also depend on one or more of the following factors: market acceptance of our products; the extent and progress of our research and development programs; the costs involved in filing, protecting and enforcing patent and other intellectual property claims; competing technological and market developments; and the costs of commercializing our products. Our capital requirements will depend largely on how aggressive we are in expanding our respective business divisions and manage our costs of operations.


         In addition, we have limited credit facilities or other committed sources of capital, and there can be no assurance that we will be able to establish or maintain such arrangements on satisfactory terms, if at all. To the extent that capital resources are insufficient to meet future capital requirements, we will have to raise additional funds to continue development of our technologies and products and otherwise support our operations. There can be no assurance that such funds will be available on favorable terms, or at all.




         If additional equity and/or debt securities are issued in connection with future acquisitions, the compensation of employees and consultants, or otherwise, the percentage ownership of our current shareholders will be reduced and such equity securities may have rights, preferences, and privileges senior to those of the holders of our common stock. Moreover, there can be no assurance that additional capital will be available on terms favorable to us or our shareholders, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to


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



obtain funds through entering into collaboration agreements on unattractive terms that may require us to relinquish certain rights, including intellectual property rights. Our inability to raise capital would have a material adverse effect on the business, financial condition, and results of operations.





THE LOSS OF ONE OF OUR THREE MAJOR CUSTOMERS OR A DECREASE IN THE BUSINESS THAT WE DO WITH THEM COULD ADVERSELY AFFECT OUR BUSINESS


         We are dependent upon a small number of our customers as well as a small number of systems sales for a substantial portion of our revenues. For the fiscal year ending December 31, 1997, sales of integration services to three clients accounted for 85% of our revenues. For the fiscal year ending December 31, 1998, sales of integration services to three clients accounted for 87% of our revenues. For the fiscal year ending December 31, 1999, sales of integration services to 3 clients accounted for 85% of our revenues excluding invoices billed to our prior parent company. The loss of any one of these customers or a diminution in sales to any one of them could materially

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

and adversely affect our business, financial condition and results of operations. Many of our system integration projects are one time projects designed to meet a specific need and have a long usable life expectancy. Such projects do not promote long term, repeat business.


RISKS OF FUTURE ACQUISITIONS MAY AFFECT OUR OPERATIONS AND THE VALUE OF OUR
SHARES


         One of our business strategies is to pursue acquisition opportunities that complement our existing products, expand our distribution channel or are compatible with our business philosophy and strategic goals. Future acquisitions could be financed by internally generated funds, bank borrowings, public offerings or private placements of equity or debt securities, or a combination of the foregoing. There can be no assurance that we will be able to make acquisitions on terms favorable to us and that funds to finance an acquisition will be available or permitted under our financing instruments. If we complete acquisitions, we will encounter various associated risks, including the possible inability to integrate an acquired business into our operations, potentially increased goodwill amortization, diversion of management's attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on our results of operations and financial condition. In addition, such acquisitions could result in substantial equity dilution to existing stockholders.




                       RISKS ASSOCIATED WITH THIS OFFERING

YOU MAY BE UNABLE TO SELL YOUR SHARES BECAUSE THERE IS NO PUBLIC MARKET FOR OUR SECURITIES


         The purchasers of any securities registered hereby will be able to resell such securities in the public market only if the securities are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the proposed purchasers reside. Although we intend to seek to qualify for sale of the securities registered hereby in those states in which the securities may be offered, no assurance can be given that such qualifications will occur. The securities may be deprived of any value and the market for the securities may be limited if the securities are not qualified or exempt from qualification in the jurisdictions in which any prospective purchaser of the securities then reside.


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





A LACK OF A LIQUID MARKET FOR OUR SHARES AND OUR FAILURE TO PAY DIVIDENDS COULD KEEP YOU FROM SELLING YOUR SHARES AND MAY OTHERWISE ADVERSELY AFFECT THE MARKET VALUE OF YOUR SHARES


         At the present time there is no public market for the common stock offered hereby and there can be no assurance that a trading market can or will be developed and sustained in the future. Our common stock is not traded on any exchange. As a result, holders of our common stock may face difficulty in the event that they wish to liquidate their investment. Nor can there be any assurance that our common stock will ever be listed on an exchange. You must be prepared to bear the economic risk of your investment for an indefinite period of time, even assuming that we are successful in listing our shares for trading in the National Quotation Bureau "Pink Sheets" or on the NASD Over-the-counter Bulletin Board ("OTCBB"). Even if we are successful in having our shares listed for trading in the Pink Sheets or on the OTCBB, securities of companies traded on the OTCBB and Pink Sheets are generally more difficult to dispose of and to obtain accurate quotations as to price than securities of companies that are traded on the NASDAQ National Market, the NASDAQ SmallCap Market or the major stock exchanges. The shares may be transferred in the states in which the securities have been registered, but may not be transferred elsewhere without strict compliance with Federal and State securities laws and regulations.


OUR SECURITIES ARE SUBJECT TO THE PENNY STOCK REGULATIONS, WHICH MAY MAKE IT MORE DIFFICULT TO SELL YOUR SHARES


         The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ or a national securities exchange and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless

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


an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

         The impact of the regulations applicable to penny stocks on such securities is a reduction in the market liquidity of such securities by limiting the ability of broker/dealers to trade such securities and the ability of purchasers of such securities to sell their securities in the secondary market. The low price of our common stock also has a negative effect on the amount and percentage of transaction costs paid by individual shareholders and our potential ability to raise additional capital by issuing additional shares. The primary reasons for these effects include the internal policies of certain institutional investors that prohibit the purchase of low-priced stocks, the fact that many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin and certain brokerage house policies and practices that tend to discourage individual brokers from dealing in low-priced stocks. In addition, since broker's commissions on low-priced stocks represent a higher percentage of the stock price than commissions on higher priced stocks, the current low share price of the common stock results in individual shareholders paying transaction costs that are a higher percentage of their total share value than would be the case if our share price were substantially higher.


SHARES ELIGIBLE FOR FUTURE SALE MAY HAVE AN AVERSE EFFECT ON OUR STOCK PRICE

         Future sales of substantial amounts of common stock in the public market could adversely affect market prices of our common stock. Upon the issuance of the maximum number of shares being registered hereunder, there will be approximately 32,483,364 Class A Shares. The 24,241,682 Class A Shares of common stock registered hereunder will be freely tradeable without restriction or further registration under the Securities Act, unless held by our "affiliate" as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"), which shares will be subject to the resale limitations of Rule 144. Of the Class A Shares registered hereunder, 275,000 of said shares will be deemed "restricted securities" under Rule 144 and may not be sold unless they are registered under the Securities Act or unless an exemption from registration, such as the exemption provided by Rule 144, is available.


         No prediction can be made as to the effect, if any, that future sales, or the availability of 144 stock for future sales, will have on the market price of our stock from time to time. Sales of substantial amounts of 144 stock by us or by stockholders who hold restricted securities, or the perception that such sales may occur, could adversely affect market prices for our stock.

ISSUANCE OF FUTURE SHARES MAY DILUTE PRESENT INVESTORS' PER SHARE VALUE


         Our Certificate of Incorporation authorizes the issuance of 40,000,000 Class A Shares of common stock having a par value of $ 0.001 per share and 700,000 shares of Class B Common Shares (the "Class B Shares") having a par value of $0.001 per share. As of December 31, 2000, there were 12,520,864 Class A Shares issued and outstanding and 400,000 Class B Shares issued and outstanding. The authority of our Board to issue such stock without shareholder consent may have a depressive effect on the market price of our securities even prior to any such designation or issuance of additional securities.






INVESTORS WILL INCUR IMMEDIATE DILUTION

         Assuming we issue all of the 20,000,000 Shares registered pursuant to this prospectus and further assuming a public offering price of $0.35 per Share, purchasers of the Shares shall suffer dilution of $0.14 per share between the net tangible book value per share and the $0.35 per share public offering price for said Shares. Assuming we issue all 20,000,000 Shares registered pursuant to this prospectus and further assuming a public offering price of $0.35 per Share, our present shareholders (which include all of our shareholders who had received their shares pursuant to a spin off from our former parent company with a zero cost basis for their Shares and certain of our directors and officers who paid nominal consideration for their Shares) shall have paid $3,250 for 38.5% of our outstanding Shares. Therefore, a majority of the financial risks associated with our business will be incurred by those investors who purchased Shares pursuant to this offering as investors in this offering shall have paid $7,000,000 for 61.5% of our Shares

ARBITRARY OFFERING PRICE

         The price set in this offering has been arbitrarily determined by our Board of Directors and bears no relationship to either our assets, net worth, book value, operations, earnings or any other recognized criteria of value. In arbitrarily determining the offering price, we have taken into consideration such matters as our current financial resources, our assets, our cash requirements for a one-year period, and the general conditions of the securities markets.

                           FORWARD LOOKING STATEMENTS

         This Prospectus contains forward-looking statements that involve risks and uncertainties. The words "anticipate", "believe", "estimate", "expect", "will", "could", "may," and similar words are intended to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described above and elsewhere in this Prospectus.


                                 USE OF PROCEEDS


         We will not receive any proceeds from the sale of the Securities by the Selling Security Holders. We may however receive some benefit from the registration of our Shares. Although there are no plans or agreements currently in place, management believes that it will be able to utilize the registered shares of our common stock to compensate vendors for their services and thus freeing up cash for other purposes.


                         DETERMINATION OF OFFERING PRICE


         The Selling Security Holders will be able to determine the price at which they sell their Securities. With respect to Shares that may be sold by us, The price set in this offering has been arbitrarily determined by our Board of Directors and bears no relationship to either our assets, net worth, book value, operations, earnings or any other recognized criteria of value. In arbitrarily determining the offering price, we have taken into consideration such matters as our current financial resources, our assets, our cash requirements for a one-year period, and the general conditions of the securities markets.


                                    DILUTION


         As we are not presently selling Class A Shares, there will be no immediate dilution to public investors. However, we may sell or issue Class A Shares in the future. The net tangible book value per share of our Shares as of September 30, 2000 was ($159,114) or ($0.013) per Share Assuming the sale by the Company of all 20,000,000 Shares registered pursuant to this Prospectus and an offering price of $0.35 per Share, the pro forma net tangible book value per share as of September 30, 2000 would have been $6,840,886 or $0.21 per Share. There will be an immediate and substantial dilution to the investment made by purchasers in this offering of $0.14 per Share, as illustrated by the following table:

         Public Offering Price Per Share................................. $0.35

                  Net tangible book value per Share before the offering..($0.01)

                  Increase per Share attributable to the sale by the
                  Company of the Shares offered hereby................... $0.36

         Pro forma net tangible book value per Share after this offering. $0.21

         Dilution per Share to investors in this offering................ $0.14


         The following table summarizes, upon the sale of all 20,000,000 Shares to be sold by the Company at an offering price of $0.35 per Share, the number of Shares held by present shareholders and purchasers pursuant to this offering, the number of Shares purchased as a percentage of our total outstanding Shares, the aggregate consideration for such Shares, the aggregate consideration as a percentage of the total consideration and the average consideration per Share for such Shares:

                                    Percentage
                  Number            of Total Shares to                          Percentage       Average
                  of Shares         Outstanding Shares      Aggregate            of Total      Consideration
                  to be held        After This Offering     Consideration       Consideration    Per Share
                  ------------      --------------------    -------------       -------------    -------------
Present
Shareholders       12,520,864             38.5%               $    3,250              0.05%      $  Nil

Purchasers
in this
Offering           20,000,000             61.5%               $7,000,000             99.95%      $ 0.35

TOTAL              32,520,864            100.0%               $7,003,250            100.00%      $ 0.22



                            SELLING SECURITY HOLDERS


         Once registered, the Class A Shares may be sold by their respective holders, subject to certain limitations imposed upon affiliates of us. Potential selling security holders consist of shareholders of record of our Class A common stock as of May 21, 1999, with respect to a maximum of 4,241,682 Class A Shares. However, any or all of the Securities being registered on behalf of the shareholders may be retained by any of the Selling Security Holders, and therefore no accurate forecast can be made as to the number of Securities that will be held by the Selling Security Holders upon termination of this offering.

         The following table describes the number of our shares owned as of December 31, 2000 by those beneficially owning more than 5% of our Class A shares, who have had a material involvement with our operations or who could conceivably be selling shareholders, the number of their Shares being registered and their ownership interest in our company as of December 31, 2000. Our shareholders, including those listed in the following table, may be entitled to sell their Shares that are not registered hereunder pursuant to Rule 144 We believe that the Selling Security Holders listed in the table below have sole voting and investment powers with respect to the Securities indicated. There are no other shareholders who beneficially own more than 5% of our Class A shares. We will not receive any proceeds from the sale of securities by Selling Security Holders. The percentage ownership assumes that none of the additional 20,000,000 shares of common stock registered pursuant to this offering are sold or take into consideration the supermajority voting rights maintained by Mr. Ceragno in connection with his ownership of the Class B common stock.

                                                        AMOUNT              MAXIMUM
                           RELATIONSHIP              BENEFICIALLY         # OF SHARES       PERCENTAGE
NAME                       WITH ISSUER (1)               OWNED             REGISTERED         OWNED
-------------------------------------------------------------------------------------------------------
Carl Ceragno               President, Director         2,750,000               None            21.96%
Toby Investments           Shareholder                   788,392             394,196            6.30%

         Mr. Ceragno is not a Selling Shareholder as his shares are not being registered pursuant to this offering. However, his 2,750,000 shares owned by Mr. Ceragno would be available for sale under Rule 144. Toby Investments is controlled by Mr. Barry Kobrin, who does not serve as a member of our Board of Directors and does not serve as one of our officers. He has no relationship with us other than as one of our shareholders.



                              PLAN OF DISTRIBUTION


         The Securities offered by this Prospectus may be sold from time to time by the Selling Security Holders or by transferees thereof. To our best knowledge, no underwriting arrangements have been entered into by the Selling Security Holders. We have no current plans to issue or sell the 20,000,000 shares registered pursuant to this Registration Statement other than a minimum of 37,500 Class A shares issued to Farber and Klein. See, "Experts". The distribution of the Securities by the Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such Securities as principals, at prevailing market prices at the time of sale, prices related to prevailing market prices or negotiated prices.


         The Selling Security Holders may pledge all or a portion of the Securities owned as collateral for margin accounts or in loan transactions, and the Securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such Selling Security Holders, the pledgee in such loan transaction would have the same rights of sale as the Selling Security Holders under this Prospectus. The Selling Security Holders may also transfer Securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Security Holders under this Prospectus.

         In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. (See "Selling Security Holders" above.) Without limiting the foregoing, brokers may act as dealers by purchasing any or all of the Securities either as agents for others or as principals for their own accounts and reselling such shares pursuant to this Prospectus. Such brokers will receive compensation from the Selling Security Holders in the form of commissions or discounts and may receive compensation from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal in the form of commissions or discounts.

         Finally, the Selling Security Holders and any brokers and dealers through whom sales of the Securities are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

         There can be no assurances that the Selling Security Holders will sell any or all of the Securities. In order to comply with certain state securities laws, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Securities may not be sold unless such Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of the Securities may not simultaneously engage in market-making activities with respect to such Securities for a period of one or five business days prior to the commencement of such distribution.

         In addition to, and without limiting, the foregoing, each of the Selling Security Holders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Securities by the Selling Security Holders or any such other person.

         All of the foregoing may affect the marketability of the Securities. Pursuant to the various agreements we have with the Selling Securities Holders, we will pay all the fees and expenses incident to the registration of the Securities (other than the Selling Security Holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the Selling Security Holders).

                                LEGAL PROCEEDINGS

         There are no pending or threatened legal or governmental claims, actions or proceedings against or relating to us which could, individually or in the aggregate, have a materially adverse effect on us.

         Under the terms of the reorganization of Visual Telephone, which led to the distribution of our shares to the shareholders of Visual Telephone, Visual Telephone has assigned to us all of its rights to that certain lawsuit captioned Visual Telephone International v. Michael O'Brien Pickens and the Pickens Venture Group, Case No. 97-2969(JWB) and filed in the United States District Court in and for the District of New Jersey. This lawsuit seeks monetary damages against Mr. Pickens, The Pickens Venture Group, Inc. and The Pickens Group (collectively "Pickens"). An order entering a default against the defendants in this case was executed on August 26, 1999. No assurance can be given that the defendants in this case would be able to satisfy any award of damages.

         We have incurred over $47,000.00 in legal fees and costs in connection with this matter. However, we believe that most of the legal fees and costs to be incurred in connection with this matter are behind us and that we have sufficient capital to bring this matter to a conclusion. We further believe that this matter can be concluded by incurring no more than an additional $10,000 in legal fees and as a result, the additional legal fees will not have a material effect on our operations or liquidity. See "Managements Discussion and Analysis". However, no assurances can be given in this regard. No assurances are given that any award of damages will be granted to us

         We have recently filed a lawsuit against iVoice.com, Inc, the company that merged with our former parent company, alleging constructive eviction, trespass, breach of contract, conversion, interference with economic relations and quantum meruit. This lawsuit, which was filed in the Bergen County Chancery Division on April 3, 2000 seeks unspecified damages. We have incurred legal fees of $8,273.56 to date in connection with this matter. If we do not prevail, we may be forced to find a new location for our operations. While we do not believe that we will have any difficulty finding new operating space, the costs associated with relocation and pursuing this legal action may have a material and adverse effect upon our operations.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

         The following table sets forth certain information regarding the executive officers, directors and our control persons.


NAME                          AGE           POSITIONS HELD
-------------------------------------------------------------------------------
Carl R. Ceragno(1)(2)         54            Director, President and Treasurer
Larry S. Hartman(1)           34            Director and Vice President
Almajean O'Connor(2)          50            Secretary


(1) The directors named above will serve until the next annual meeting of our shareholders to be held within six (6) months of the close of our fiscal year or until their successors shall have been elected and accepted their positions. Directors are elected for one-year terms.

(2)   Executive Officer

         Carl R. Ceragno. Carl R. Ceragno, who is our co-founder, has served as our president and chief executive officer since our inception. His principal responsibilities include system design engineering, project management, sales and technical proposal preparation. From July 1969 through June of 1992, Mr. Ceragno served as a studio engineer, project engineer, chief engineer, and ultimately vice president of engineering for Tele-Measurements, Inc., an A/V systems integration business located in Clifton, New Jersey.


         Mr. Ceragno received a bachelor of sciences degree in June of 1968 from Emerson College, Boston, MA. At graduation, he was honored by receiving the departmental award for excellence and service to the Emerson College broadcasting department.

         Mr. Ceragno has given numerous network design and video conferencing lectures, has taught technical classes at Emerson College and has authored numerous lectures regarding telecommunications technology and integration.

         Since 1998, Mr. Ceragno has served as trustee and president of the New York Susquehanna & Western Technical and Historical Society, is a delegate to the United Railroad Historical Society of New Jersey and is active in railroad equipment restoration and preservation.



         Lawrence S. Hartman. Lawrence S. Hartman has served as Vice President-Corporate Counsel since May of 1999. Mr. Hartman does not devote his full time efforts to our affairs. Rather, he provides his time on an "as needed" basis. From June of 1999 to the present, Mr. Hartman has served as director, president and secretary of AngelCiti Multimedia, Inc. , which conducts film and music festivals. From May of 1998 to June of 1999, Mr. Hartman had served as a senior manager of the Ocwen Federal Bank, where his responsibilities were devoted towards real estate asset management. From January 1996 to May of 1998, Mr. Hartman served as Vice President, secretary and general counsel with Terragon Realty Advisors, a real estate investment trust. From January of 1994 until January of 1996, Mr. Hartman was employed as an associate attorney with the law firm of Coudert Brothers, where his area of practice was limited to real estate law.


         Mr. Hartman earned a Bachelor of Arts degree from Albany University in May of 1987. He earned his Juris Doctor degree from Columbia Law School in May of 1990. Mr. Hartman is currently licensed to practice law in the State of New York.

         Almajean M. O'Connor Almajean M. O'Connor has served as our corporate secretary since May of 1999. She has been employed by us as our office manager since November of 1996. From November of 1987 to November of 1996, Ms. O.'Connor had been employed as a legal secretary and legal assistant with the law firm of Hannoch Weisman, Roseland, New Jersey. While Ms. O'Connor has not earned a four year degree, she has attended Atlantic County Community College, Mays Landing, New Jersey, where she had taken computer science classes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following tables set forth the ownership, as of December 31, 2000, of our common stock (i) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) by each of our directors,
(iii) by certain related stockholders, and (iv) by all executive officers and our directors as a group. All persons named have sole voting and investment power with respect to such shares, subject to community property laws, and except as otherwise noted.


                                                                                 PERCENTAGE OF TOTAL SHARES
TITLE OF                                             NO. OF            Before Issuance of      After Issuance of
CLASS                    NAME & ADDRESS              SHARES            20,000,000 Shares       20,000,000 Shares
------------------------------------------------------------------------------------------------------------------------------


Class A Common          Toby Investments(1)           788,392              6.30%                     2.42%

Class A Common          Lawrence S. Hartman           550,000              4.39%                     1.69%




Class A Common          Almajean O'Connor             255,000               2.04%                    0.78%

Class A Common          Carl R. Ceragno(2)          2,750,000              21.96%                    8.46%


Class B Common          Carl R. Ceragno(3)(4)         400,000              100.0%                  100.00%
-------------------------------------------------------------------------------------------------------------------------------
All Officers and Directors as a Group(3)

(3 Individuals)                                     3,555,000              28.39%                   10.93%

(1) The principal shareholder of Toby Investments is Barry Kobrin who has no relationshiop with us other than shareholder.


(2) Excludes 150,000 shares of Class A common shares owned by Christopher Ceragno, son of Carl R. Ceragno, of which Carl R. Ceragno disclaims beneficial ownership.

(3) The Class B shares entitle the holder thereof to 100 votes per share owned at all meetings at which shareholders are entitled to vote. This gives Carl R. Ceragno effective voting control.

(4) Excludes the Class B shares owned by Carl R. Ceragno
Changes in Control.

There are currently no arrangements which would result in a change in control of our Company.

                            DESCRIPTION OF SECURITIES

         The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK.


General. We are authorized to issue up to 40,000,000 Class A Shares which have a par value of $ 0.001 per share. As of December 31, 2000, there were 12,520,864 Class A Shares issued and outstanding. We are authorized to issue up to 700,000 Class B Shares which have a par value of $0.001 per share. As of December 31, 2000, there were 400,000 Class B Shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.


Voting Rights. Each share of Class A common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders. The holders of Class A Shares are not permitted to vote their shares cumulatively. Each share of Class B common stock entitles the holder thereof to one hundred votes, either in person or by proxy, at meetings of shareholders. The holders of Class B Shares are not permitted to vote their shares cumulatively. Accordingly, assuming all shares to be registered hereby are issued and outstanding, the holders of 162,416 Class B Shares can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. Assuming all authorized Class A and Class B common shares are issued and outstanding, holders of 202,001 Class B shares can elect all of our directors and in such event, holders of the remaining minority shares will not be able to elect any directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Dividend Policy. All Class A Shares are entitled to participate ratably in dividends when and as declared by our Board of Directors out of the funds legally available therefore. Any such dividends may be paid in cash, property or additional shares of common stock. Class B Shares are not entitled to receive dividends. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business, and that no dividends on the shares of common stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, our capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

Miscellaneous Rights and Provisions. Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each Class A Share is entitled to share ratably in any assets available for distribution to holders of our equity after satisfaction of all liabilities. Class B Shares are not entitled to any distribution in the event of our liquidation.


         Under Nevada law, stockholders may take certain actions without the holding of a meeting by a written consent or consents signed by the holders of a majority of our outstanding shares of the capital stock entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce corporate expense associated with annual special meetings of the shareholders. If shareholder action is taken by written consent, we will be required to send each shareholder entitled to vote on the applicable matter, but whose consent was not solicited, an information statement containing information about the action taken.


         Shares Eligible For Future Sale. Upon the effectiveness of the Registration Statement of which this Prospectus is a part, we will have outstanding approximately 12,520,864 shares of Class A common stock. The 4,241,682 shares of currently issued and outstanding Class A common stock registered pursuant to this offering will be freely tradable without restrictions under the Securities Act, except for any shares held by our "affiliates", which will be subject to the resale limitations of Rule 144 under the Securities Act.


         A significant portion of the shares of our common stock currently outstanding are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144 thereunder.

         In general, under Rule 144 as currently in effect, any of our affiliates and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

         Further, Rule 144A as currently in effect, in general, permits unlimited resales of certain restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

         As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in the public market beginning 90 days after the date of this Prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

         Transfer Agent. Fidelity Transfer Company has been appointed the transfer agent of our common stock and preferred stock.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

           Our Financial Statements for the years ending December 31, 1998 and December 31, 1999 have been included in this Prospectus in reliance upon the report appearing elsewhere herein, of Bierwolf, Crouch & Chisholm, independent certified public accountants, and upon the authority of said independent Certified Public Accountants as experts in accounting and auditing.


         Andrew Farber and Jeffrey Klein, partners in the firm of Farber and Klein, have been issued 37,500 Class A shares of common stock of the Issuer, which are part of this Registration Statement. Farber and Klein have provided legal services in connection with this offering and have rendered the legal opinion as to the validity of shares being registered on this Registration Statement. The exact number of shares to be issued will be based upon the bid price for our common shares on the 30th day after this registration statement is declared effective.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

              Section 78.7502, Nevada Revised Statutes ("NRS"), provides that Nevada corporations may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person's current or former status as an officer or director of the corporation. Indemnification of directors or officers is available if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

         Further, in an action brought by the corporation or in the right of the corporation, if the person, after exhaustion of all appeals, is found to be liable to the corporation, or if the person makes payment to the corporation in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders; (2) a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

         To the extent that a director or officer of a corporation is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, the corporation must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Nevada law also allows Nevada corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

         Section 78.751(3) of the Nevada Revised Statutes provides that any indemnification provided for by us (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors or officers who have ceased to hold such positions and to their heirs, executors and administrators.

         Section 78.752 of the Nevada Revised Statutes allows corporations to provide insurance, or other financial arrangements such as a program of self-insurance, for their directors or officers. Such insurance may provide coverage for any liability asserted against the person and liability and expenses incurred by the person in their capacity as a director or officer or arising out of their status as such, whether or not the corporation has the authority to indemnify the person against such liability and expenses. However, no financial arrangement made under this Section may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

         Our By-laws provide for the indemnification of our directors and officers to the maximum extent provided by law. It is the position of the Securities and Exchange Commission and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

                             DESCRIPTION OF BUSINESS

OVERVIEW


         Our Company was incorporated in New Jersey on August 11, 1989. From our inception until 1992, we had acted as consultants providing research and development for video and data products. In 1992, we began to design and install Local Area Networked voice and data communication systems. In 1994, we began to design and install video communication systems as well.

         We became a wholly owned subsidiary of Visual Telephone of New Jersey, Inc., a publicly traded Delaware corporation ("Visual of New Jersey") on July 17, 1996. Visual of New Jersey changed our name to Visual Telephone International, Inc. ("Visual Telephone") in September of 1996. We operated as a wholly owned subsidiary of Visual Telephone until May 19, 1999 when our shares were distributed to the shareholders of Visual Telephone pursuant to an Agreement and Plan of Reorganization dated May 14, 1999 (the "Reorganization Agreement") by and among us, Visual Telephone and International Voice Technologies, Corp., a privately held Delaware corporation ("IVT"). Pursuant to the Reorganization Agreement: i) IVT merged with and into Visual Telephone; ii) we were to change our state of incorporation from New Jersey to Nevada; iii) we authorized the issuance of two classes of common stock and vesting of voting control thereof with our President, Carl R. Ceragno through the issuance of Class B Shares; and iv) ownership of our Class A Shares was spun off to the shareholders of Visual Telephone. Since May 21, 1999, we have operated as a separate and autonomous entity. On July 15, 1999, we completed a change of domicile merger pursuant to which our state of domicile was changed from New Jersey to Nevada.

         We presently design, develop, install and support communications systems that process and transmit data, voice and video. We also manufacture and sell fully integrated, PC based, full motion video conferencing systems. We have two autonomous internal divisions. Our Systems Integration Division designs, develops and installs sophisticated data, voice and video networks and is our core business. Our Visual Products Division develops, manufactures and sells desktop full motion video conferencing products, but does not contribute in any material manner to our operations or revenues.

         The design, installation and support of communications networks lends itself to several applications, both within a particular enterprise or business and without an enterprise or business. A network is the integration of two or more computers and their components into a system that allows multiple users to share the same information, communicate with the mainframe or (a computer with large capacity used primarily for massive data storage and processing) or central networking system and all other computers and peripheral equipment. Our customers need to communicate within their organization and/or reach a diverse audience at many remote locations. The networked systems that we design and install can be used both to operate within a business or from one business to another, and are comprised, for the most part, of hardware supplied and manufactured by other equipment manufacturers ("OEMs").

         We have designed and installed networked systems to be used as video conferencing systems, distance learning systems, security/surveillance systems, and sophisticated campus distribution systems. Our systems combine data, voice and full motion video transmission in an efficient and cost effective manner.

         Our line of desktop video conferencing products are PC based video conference systems that communicate over public telephone lines. They provide simultaneous dual display of full frame video presence and graphics in a portable package. Our line of video conferencing products features our proprietary Visual- EZ custom operating interface which provides simplified video, audio and graphic collaboration for conference system operation.


         The following table sets forth a breakdown by industry segment of our sales revenues to unaffiliated entities, sales to related entities, operating profit or loss and identifiable assets:

             FINANCIAL INFORMATION RELATING TO INDUSTRY SEGMENTS AND
                         CLASSES OF PRODUCTS OR SERVICES
 ------------------------------------------------------------------------------
                                               Year Ending December 31
                                               ------------------------
                                                1998                1999
--------------------------------------------------------------------------------
Sales to Unaffiliated Customers:
         Systems Integration Division      $    36,960.00     $   106,838.00
         Visual Products Division          $    11,785.00     $           -0-

Inter-segment Sales

         Systems Integration Division      $           -0-    $           -0-
         Visual Products Division          $           -0-    $           -0-

Operating Profit or Loss

         Systems Integration Division       ($ 362,182.00)    $  (247,188.00)
         Visual Products Division          $           -0-    $           -0-

Identifiable Assets

         Systems Integration Division      $   104,304.00     $   118,194.00
         Visual Products Division          $           -0-    $           -0-

INDUSTRY BACKGROUND


         Communication systems play a pivotal role in how industry utilizes corporate information to satisfy its strategic goals. Networked resources allow businesses to transmit and track information necessary to manage their operations. Telecom- munication connectivity is the backbone that allows the transport of this information, in the form of data, voice or video between employees, management and even customers. Multimedia presentations which utilize data, voice and full motion video transmission have become an effective means for communicating ideas, statistics and information at costs significantly lower than long distance personal presentations.

         Communication technology has evolved in great leaps over the last several years, yielding high quality full motion video conferencing capabilities at reduced costs. Reduced costs have led to an increase in options for users. Increased communications options lead to user confusion and the need to provide guidance and expertise. We believes that the trends of advancing technology and decreasing costs will continue, yielding improved productivity and profitability for businesses that have planned their communications strategies carefully and we have positioned ourself to provide the knowledge and expertise necessary for the deployment of this ever advancing technology. .



DESCRIPTION OF OUR BUSINESS SEGMENTS


         SYSTEMS INTEGRATION DIVISION. The outsourcing of computer services is a rapidly growing trend where businesses obtain all or a portion of their data processing requirements from a systems integrator, such as us. We believe that it is generally more cost-effective and efficient for our clients to purchase outsourced services from us than to procure equivalent services by hiring their own service and support staff .

         We, through our Systems Integration Division, provide our clients with sophisticated communications solutions designed to fulfill their strategic needs. We provide the knowledge and experience necessary for the deployment of digital, voice and video technology. We have been providing the development, design and integration and support of large scale security, surveillance, audio/visual, professional video and computer/network systems since 1989.

Our Systems Integration Division accounts for approximately 90% of our business. This division has no foreign operations and no material foreign sales.

         Project Analysis and Design. We offer research and planning insight and options at all levels of information flow. We offer an array of connectivity services, including Local Area Network ("LAN") and Wide Area Network ("WAN") system design configuration, video conferencing consulting, user training, installation and support. Our Systems Integration operations begin with a discussion with the client's management team to review the client's current communication systems and assess their our current and future needs. Existing systems are tested, documented and mapped to aid in the diagnosis of problems and potential problem areas and to determine whether they can be incorporated into a client's new and improved design. A functional design and implementation plan is established based upon the current and projected needs and budget of the client.


         Supplies, materials and testing equipment used by our System Integration Division are supplied by various manufacturers and sources. We believe that the various components, parts and equipment used by our Systems Integration Division are readily available from a diverse assortment of suppliers. This eliminates the need for us to maintain an excessive level of inventory. The elimination of any one supplier would not have a material effect on our ability to design and install systems.

         Project Design Segments Served. We have offered our system integration and design services in connection with large scale security, surveillance, audio/visual, professional video and computer/network projects. Our systems have been geared towards the following applications:


         VIDEO CONFERENCING/DISTANCE LEARNING SYSTEMS. We believe that traditional on-campus educational programs do not adequately address the needs and preferences of many working adults. Burdened by the competing time demands of work and family, many adults want to attend courses that are convenient to their homes or places of work. The emphasis on locational convenience, together with the availability of tuition reimbursement incentives offered by employers, have contributed to an increase in demand for higher education and training at off-campus locations. This allows educational institutions, businesses and others to offer classes and training to remote locations far from the traditional campus or home office.


         A number of national, economic, demographic and social trends, including: i) employer and employee recognition of the need to have employees advance their skills; ii) the shift from unskilled jobs to skilled jobs in the United States due to the shift from an industrial to a knowledge-based economy;
iii) improvement in the student's financial prospects; and iv) the need for colleges to increase their revenue base, are contributing to the growing demand for career oriented education.


         We design and network interactive video conferencing systems for education institutions, private sector employers and governmental agencies. Our interactive networks facilitate the instruction by one centrally located instructor of employees, students or other personnel who may each be located at many different and far reaching locations. These systems eliminate the need to hire many instructors and transport them to various teaching locations or transport students or trainees to one or more locations . Our marketing objectives for these systems are achieved by:


                  *Targeting major corporations, federal, state and local governmental agencies and other organizations that reimburse or pay for a significant portion of tuition costs, have policies to encourage their employees to pursue higher education or additional job related training, or otherwise have a need to implement training to personnel at diverse locations.

                  *Making alliances with colleges, universities, entrance exam test preparation providers and primary education school boards to provide higher education and exam training for adults and to create a centralized network for school districts.

                  *Making alliances with equipment vendors and telecommunications services providers to gain access to the latest technology capable of providing quality, cost-effective interactive video conferencing systems.

                  SECURITY/SURVEILLANCE SYSTEMS. The use of video surveillance has aided the automation of the security industry. Closed Circuit Television ("CCTV") surveillance is being relied upon more heavily today to protect lives and property as an adjunct to classical security alarm measures. Larger corporate, institutional and governmental agencies require CCTV systems that utilize high quality industrial grade video, elaborate control of cameras with pan/tilt/zoom capability, video matrix switching of sources and video taping for audit trails or submittal as legal evidence.

         Competition in the small and medium surveillance system market is intense as the levels of technical expertise and financial resources needed are minimal. Large security system design and integration requires a high degree of technical knowledge in a number of electronic systems areas. These systems are usually distributed in a wide area making the need for muliplexing video and control mandatory. Fiber optics are generally needed to support the wide bandwidth multiplexing for transmittal of signals over greater distances than copper cable will allow without equalization. Control of different pan/tilt/zoom devices needed to meet various specifications must be designed for remote single or multiple control. Video from multiple camera sources must be processed and switched among numerous monitors and monitor locations.


         We have successfully designed and implemented six many high level security/surveillance systems for museums, casinos and high security military installations. Our services have been sought after and provided to end users as well as large scale contractors.

                  COMPUTER NETWORKS. We provide specialized system design, installation and support for local area networks that support connect user input and display devices with host computers and shared resources. Over the last ten years, we have seen LAN technology change many times, as the need to transmit more data, voice and video at faster rates increases. Data systems with fiber backbones running at gigabit speeds are becoming state of the art. A properly designed and carefully installed system will require low maintenance and provide reliable operation over the system's service life. Since our inception, we have successfully designed and installed such systems.

         Documentation and Quality Assurance. Truly effective communications systems require easy and inexpensive maintenance. Maintenance costs are reduced by employing accurate and easy to use documentation. We identify, track, and map all cable runs and devices utilized in a system. Cable test results and certification runs are compiled and documented to provide quality assurance. We provide complete sets of prints reflecting cable runs, equipment location and functional interconnect details for all systems that it engineers and instals. Our mapping documentation becomes a most useful maintenance tool. Documentation is supplied on floppy disks that can be readily modified. When clients are unable to provide digitized floor plans of their facility, we can scan and digitize any floor plan on an AutoCad file for an additional fee. We believe that the use of our documentation and quality assurance strategies will provide our clients with significant savings as our mapping decreases the amount of time that technicians need to maintain the systems that we design and install.


         We own and maintain an inventory of test and measurement equipment for the daily requirements of our business. Additional testing equipment is acquired to support special project requirements on a case by case basis. All such testing and measurement equipment is re- calibrated every six months to traceable National Bureau of Standards sources. There are no anticipated plans for any material purchase of additional equipment.

         Government Business. We are qualified and registered to do business with all branches of the federal government. Additionally, we are located in South Hackensack, New Jersey, a New Jersey Economic Development Agency economically targeted enterprise zone, which provides us with certain strategic advantages when bidding on projects for federal, state and local governments.


         In June of 1999, we were awarded a New Jersey State contract for telecommunications consulting and technical services with a per project cap of $500,000.00. This is an annual contract, renewable upon review of performance and negotiation of rates. As of this date, we have been awarded six projects for engineering and technical services under this contract. During 1999, the aggregate revenues under these projects were approximately $105,000.00. During 2000, aggregate revenues under these projects were approximately $130,000. No assurances can be given that any additional projects will be awarded to us pursuant to this contract.


         We are a qualified contractor for bidding in the Commonwealth of Pennsylvania for video conferencing, distant learning, audio/visual, multimedia, audio, graphic and image display system projects. This qualification is renewed annually and is not subject to review or re-negotiation.

This work is highly competitive, requires installation and other personnel to be residents of Pennsylvania.

         Our Visual Products Division is listed as an authorized subcontractor pursuant to a Government Services Administration contract with Lockheed Martin Federal Systems to sell our proprietary Visual-EZ products and accessories. This contract allows us to sell our line of Visual- EZ products to the federal government at negotiated prices without going through a bidding process. This contract is renegotiated annually and may be amended during the course of any year to add or delete products. To date no products have been sold under this program and no assurances are given that we will ever do so.

         Our Systems Integration Division is currently working on the following governmental or public projects:



                     William Paterson University, Wayne, NJ
                    Ramapo College of New Jersey, Mahwah, NJ
                   University of Pennsylvania, Edenborough, PA
                            Rice Schools, Girard, PA

         Current government and public projects represent approximately 40 percent of our revenues. However, one large system order in either the public or private sector could dramatically change this percentage.


         Marketing and Sales Strategy. We focus our sales and marketing efforts on developing strategic alliances with other equipment manufacturers ("OEMs") and other service providers. This permits us to act as a vendor for the OEM or other service provider and sub- contract our engineering, integration and installation of the OEM's products or other service provider's services. We rely on the sales efforts of the sales professionals employed by our business affiliates. This philosophy allows us to function without the added burden of a large direct sales force. Additionally, we directly market our services to Fortune 500 companies, federal, state and local governments, including the military and department of defense, as well as to education institutions.


          We have enjoyed business relationships with the following equipment manufacturers and service suppliers:

                         Ameritech, Hoffman Estates, IL
                                BTNA, Herndon, VA
                          Centech Group, Arlington, VA
                                HBOC, Atlanta, GA
                           Panasonic ESD, Secaucus, NJ


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



         While we strive to maintain such relationships, no assurances are given that it will be able to do so or whether it will be able to develop new relationships with other manufacturers and suppliers.

         We do not believe that the business generated by our Systems Integration Division is seasonal. While our Systems Integration Division does a significant amount of business with agencies of federal, state and local governments, we are not dependent upon the business of one or a few customers, the loss of any one or more of which would have a material adverse effect upon our operations. No single customer of our Systems Integration Division is responsible for 10% or more of our aggregate sales. While our Systems Integration Division employs pricing and payment terms that our management considers competitive, we do not employ extended payment terms or liberal return policies that could have a materially adverse effect on our operations. This division's sales varies with the timing and scope of the projects booked. In most cases backlog varies between two weeks and two months. Currently, this division has no orders on backlog.


         Research and Development. It is not anticipated that the Systems Integration Division will incur material research and development expenses and we have not made any budgeting provisions for research and development. . While some of this division's research and development costs are funded from our operating revenues, much of our research and development costs are paid for by our clients. In such event, we own the rights to the fruits of such research and development and our clients have the unlimited but non-exclusive use of the technology or design that we have developed.




                  VISUAL TELEPHONE PRODUCTS DIVISION. We, through our Visual Products Division, develop, manufacture and sell desktop full motion video conferencing products. Our line of desktop video conferencing products are PC based video conference systems that feature H.320 international standards compliance over the public telephonewith direct ISDN connectivity to the public switched network. They provide portable and simultaneous dual display of full frame video and graphics. Our line of video conferencing products features our proprietary Visual-EZ operating interface which provides simplified video conference system operation.

         Hardware for the our line of video conferencing products is supplied by various manufacturers and sources. We believe that the various components for our products are readily available from a diverse assortment of suppliers. As a result, there is no need for us to maintain excessive levels of inventory The elimination of any one supplier would not have a material effect on our ability to manufacture our line of video conferencing products. The Visual Products Division does not currently account for a material part of our business. 15% of the our business. This division has no foreign operations and no material foreign sales.


         Our Visual Telephone Products Division owns no copyrights, patents or trademarks.

         Projected Market for Desktop Video Conferencing Products. According to Dataquest, Sales of desktop PC video conferencing systems was approximately $136,000,000 in 1995. With decreased equipment and transmission costs coupled with improvements in video image quality, sales of desktop PC video conferencing systems are expected to be $1.6 billion by the end of the year 2000. The number of desktop PC video conference systems in use at the end of the year 2000 is forecast to be between 2.5 million and 5 million units, compared to approximately 50,000 units at the end of 1995.

         Product Description
         -------------------

                  VISUAL 1000A SERIES. The Visual-1000A series is a PC based desktop video conferencing system for direct connection to the public ISDN or private digital branch exchange network. The system is based upon a multi-media ready 586-266 MHz CPU platform with 64Mb RAM audio echo cancellation processor and 15 inch high resolution (1280x1024, 72 Hz) display monitor. Except for the OEM Series that requires a client furnished PC and monitor, all units are built on the same PC platform. All models feature direct ISDN interfaces that support ISDN rates of 128kB (2B) with one ISDN BRI, 384kB (6B) with 3 ISDN BRI, 512 (8B) with four ISDN BRI, and RS-449/V.35 for special systems applications.

                  VISUAL 1010 SERIES. The Visual 1010 series of products is identical to the 1000A series, except it is presented in a high performance workstation meeting Federal VTC-1 system specification requirements. These systems incorporate the Five bay desktop case of the 1000A series with a Pentium II/MMX 233 Energy Compliant PC, 17" XVGA Display, 2Gb hard drive, 24x CD-ROM Drive and Type I, II, III and IV card Reader.

                  VISUAL 1050 SERIES. The Visual 1050 series is an OEM package comprised of a modular kit to be installed in client furnished PC's. This series does not include a PC or display. However, this system includes a fixed camera, CODEC card, interface cables and our proprietary Visual EZII operating system software.

                  VISUAL 100 SERIES. The Visual 100 series is designed for the educational and small office/home office. The system meets all H.320 standards for a Desktop Video Conference

System, complete with camera, mini pack with PCA bus, AMD 266 CPU and 32 MB Ram, Type I, II, III, and IV card Reader. No display or graphics are included in this configuration.

                  VISUAL 2000 SERIES. The Visual 2000 series supports data rates from 384 kB and higher. The system allows continuous full frame presence and graphics on two video displays mounted on a portable roll-out cabinet. The base configuration is provided with a 27" video picture monitor data display. Optional monitor configurations for large group use include dual 33" and dual 37" displays. The system is flexible in configuration allowing end users to add full room echo cancellation, graphic stand, slide to video converters, pan/tilt-zoom cameras with local and remote control, and other performance options. It was specifically designed to the needs of Distant Learning, Corporate Conference and Tele-Medical applications, but is also competitively priced when used in medium to large group conferencing.

                  As an option to the 1000 and 2000 series, we offer high resolution video graphics with 640x480 image capture and display. The Visual 2000 series is further enhanced with the availability to access the optional pan/tilt-zoom camera, either locally or remotely, using the system's mouse or tablet for preset acquisition and movement.


                  VISUAL-EZII OPERATING SYSTEM SOFTWARE. The Visual-EZII operating system software is the custom operating interface for the Visual series of products, replacing the standard Windows GUI (Graphics User Interface). This collaboration software was developed by Optel Communications, Inc., Syosset, NY ("Optel"). We recently acquired the TeleWriter-AGS system software for $150,000.00 in cash and convertible secured promissory notes ($15,000.00 cash and $135,000.00 of notes) and will need to retain the services of one or more programmers to further develop the software to make it commercially feasible for us to license it to others. This software was assigned by us to a wholly owned subsidiary that we formed in exchange for all of the common stock in the subsidiary as well as a perpetual license to use the software as we deem appropriate. No assurances can be given that this software can be developed by us to the point that it is commercially viable as a product that we can license to others, that we will have sufficient financial resources to develop it to the point that it can be marketed to others or that we possess the marketing ability to sell it once it has been fully developed.

                  The principal feature of the Visual-EZII operating system is its powerful white boarding, graphics and collaboration package, which utilize the TeleWriter-AGS software system as its graphics engine. The system provides true 30 frames per second of voice, data and video over a single ISDN line. It allows for full size or scalable primary motion received images on a display monitor, eliminating image shrinkage to fit inside a windows interface. The Visual-EZII platform is fully compliant with ITU/TSS H.320, T.120 and H.243 standards, providing H.261 full CIF video teleconferencing standards. This platform is also fully compliant with the new VTC-1 compliance requirements for desktop video conference systems used by federal agencies to ensure compatibility and high performance collaboration capability.

                   The standard Visual-EZ system provides ten screen buttons with pull up menus. The capability to white board, exchange graphics and annotate using a standard mouse or optional pen tablet is bundled into the software. The current Visual-EZII operating system has a life expectancy of at least three years. Future versions for the current software include capability for H.323 video over packet networks, ADSL interface, and expanded T.120 graphics and collaboration support.

                  Our video conferencing products use smaller amounts of bandwidth to provide superior picture quality, audio and collaborative graphics than our competitors. Most video conferencing systems use 768 kbps to realize a television quality video session with collaboration. Our products provide for superior image and motion quality using half the bandwidth. This provides an immediate cost savings of up to 50% per minute for inter-lata and intra-lata video calls.


                  During the fiscal years ending December 31, 1999 and December 31, 1998, revenues from this division accounted for 0% and 15% of our revenues, respectively.

                  Marketing Our video conferencing products are marketed through OEM's and independent professional sales representatives around the country and as part of video telecommunications systems designed and installed by our Systems Integration Division. our video products will be marketed and serviced worldwide by iVoice.com, (formerly IVT), our former parent company, pursuant to the terms of a Marketing and Manufacturing Agreement dated May 21, 1999 (the "Marketing Agreement"). Pursuant to the terms of the Marketing Agreement, IVT will have the non-exclusive worldwide rights to market and service the Visual-EZII series of products. manufactured by us and limited exclusive marketing and servicing right with respect to the sale and servicing of such products under certain circumstances that we do not consider to be significant or material. The Marketing Agreement provides us with certain reciprocal non-exclusive worldwide rights to market IVT's products, which we do not deem to be significant or material. The term of the respective licenses granted under the Marketing Agreement expire ten years from the date of the Marketing Agreement. To date, IVT has not sold any equipment or services pursuant to the Marketing Agreement.


                  Due to concerns regarding competition in the video conferencing industry in general, short product cycles of video conferencing hardware and anticipated research and development costs, we have de-emphasized the sale of our Visual-EZII operating system software and related software and accessory-only systems. De-emphasis of the sales of systems with hardware also lessen our need to maintain costly inventory. We do not believe that the business generated by our Visual Products Division is seasonal. While our Visual Products Division does a significant amount of business with agencies of federal, state and local governments, it is not dependent upon the business of one or a few customers, the loss of any one or more of which would have a material adverse effect upon our operations. No single customer of our Visual Products Division is responsible for 10% or more of our aggregate sales. Our Visual Products Division does not employ extended payment terms or liberal return policies that could have a materially adverse effect on our operations. This division does not have any orders on backlog.


                  Research and Development. In light of a reduced emphasis upon the sale of the hardware components of our video conferencing systems, we will be devoting our research and development budget and efforts to further enhancement of our Visual-EZII operating system hardware. It is anticipated that future advancements to the software will lead to capability for H.323 video over packet networks, ADSL interface, and expanded T.120 graphics and collaborative support.


COMPETITION

            The data, voice and video networking industry as well as the video conferencing industry are highly competitive. This industries are highly price sensitive with respect to product acquisition and other costs as well as ongoing costs of operation and maintenance. Our businesses are not capital intensive and there are no significant financial barriers to entry. While we believe that the market for data, voice and video networking, and video conferencing products has increased substantially in recent years, competition in such markets has increased substantially as well. We face competition from large numbers of large and small companies, both public and private. Our most significant competitors are Vcon, PictureTel, Polycom,

Tandburg and Sony. Many of the companies competing with us with respect to our video products division possess greater financial and personnel resources than we possess and have greater leverage in acquiring prospects, hiring personnel and marketing. A high degree of competition in these areas is expected to continue. No assurance is given that our will not be adversely affected by these factors.

         Competing technologies, emerging definitions of the current international standard and the development of new industry standards may render some of our video conferencing products non- competitive or obsolete. The competitive nature of this industry mandates higher research and development budgets that lead to rapidly evolving standards and features, short product life cycles and downward pricing trends. While, decreasing PC hardware costs and increased capabilities may make desktop video conferencing systems more affordable, maintenance and support of existing video conferencing systems may become more complicated as replacement items may have different foot prints, mounting configurations or electrical requirements. In recognition of the foregoing concerns, we will emphasize the sale of our Visual-EZII operating system software which is less capital intensive than production of full video teleconferencing systems and less susceptible to the aforementioned competitive risks.


EMPLOYEES

         As of December 31, 1999, we had 5 full-time employees, none of whom are employed pursuant to the terms of an employment agreement. We also engage independent contractors on an as-needed basis for the installation of the systems that we design and engineer. The number of independent contracts utilized by us for the installation of our systems is directly proportionate to the amount of business that our Systems Integration Division is conducting. We do not anticipate any material change to the number of our permanent employees. None of our employees or independent contractors are covered by a collective bargaining agreement. We believe that our relationship with our employees is satisfactory.

CASH REQUIREMENTS


         We are not raising capital in connection with the filing of this Registration Statement. It is anticipated that we will require expenditures for salaries, professional fees, office and facility lease payments and general operating expenses over the next six months, which in the aggregate should not exceed $200,000.00. We believe that we will be able to satisfy our cash requirements, for both working capital and product development purposes, during the next six months from funds generated from our operations. However, no assurance is given that we will not be required to raise additional funds to satisfy our working capital and other needs either privately or in a subsequent public offering of our securities.


          When pricing a particular project, we usually require an advance payment of 33% to 50% of the project's purchase price. Client's generally make negotiated progress payments thereafter. Advance payments and ensuing progress payments may not be sufficient to continuously fund our operations during the course of certain larger system integration projects, resulting in gaps in the cash flow necessary to complete the project. Internally generated cash flow from our other projects may not be sufficient to fill these gaps. To insure adequate cash flow and the ability to pursue larger projects, we have entered into an asset based loan agreement with a commercial lender that permits us to draw up to 80% of a client's purchase order up to $1,000,000.00. We cannot undertake large system integration projects without this loan facility. While we believe that we can continue to rely upon the availability of this loan facility, we cannot give any assurances that this loan facility will be available to us in the future or whether we will be able to replace it if it is terminated.

ADDITIONAL INFORMATION

                  We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Descriptions contained in this prospectus relating to any contract or other document are not necessarily complete, and each such description is qualified in all respects by reference to the full text of such contract or document.

                  The registration statement and the exhibits and schedules thereto, may be inspected and copies at the principal offices of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained at prescribed rates from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20545 or by calling the SEC at 1- 800 SEC-0330. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                  Following this offering, we will be subject to the reporting and other requirements of the Securities Exchange Act of 1934 and intends to furnish to our stockholders annual reports containing audited financial statements and may furnish such interim reports to our stockholders as it deems appropriate.

                  When we qualify statements in this prospectus with the word "believe", unless otherwise indicated, we are basing our belief on the knowledge and experience of our personnel and advisors. Statistical information included in this prospectus has been obtained by us from publications we deem reliable and with which we have no relationship.

REPORTS TO SECURITY HOLDERS.

         We will send a copy of our Annual Report on Form 10-KSB to security holders in conjunction with the filing of our Form 10-KSB with the Commission at the close of our current fiscal year.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF THE RESULTS OF OUR OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISK AND UNCERTAINTIES. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "EXPECTS," "MAY," "WILL," "SHOULD" OR "ANTICIPATES" OR THE NEGATIVE THEREOF OR SIMILAR EXPRESSIONS OR BY DISCUSSIONS OF STRATEGY. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. IMPORTANT FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED UNDER THE CAPTION ENTITLED "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.

RESULTS OF OPERATIONS.

         We have not been profitable as a wholly owned subsidiary of our former parent company, Visual Telephone.. As a wholly owned subsidiary, we had devoted a substantial amount of our efforts towards the development of our Visual products division. Our president, Carl R. Ceragno, has been loaning us funds to finance our losses over the last several years. We have suffered operating losses of $362,182.00 and $247,188.00 for the years ending December 31, 1998 and December 31, 1999, respectively. For the nine months ending September 30, 2000, we suffered an operating loss of $71,466. Total revenues of $106,838.00 (without reflecting related party forgiveness of debt) for the year ending December 31, 1999 succeeded total revenues of $48,745.00 for the year ending December 31, 1998. Operating expenses decreased approximately 15%, from $360,709 during the year ended December 31, 1998 to $306,629.00 for the year ended December 31, 1999, as a result of the elimination of overhead attributable to our former parent company. Our operating expenses continue to decrease as we have been able to experience operating expenses of $139,286 for the nine months ending September 30, 2000.


         We are now principally focused upon our systems integration operations. Management believes that our systems integration related operations had been largely ignored, while we had been a wholly owned subsidiary of our former parent company. Our operating revenues, excluding transactions with our former parent company, for the year ending December 31, 1999 were $106,838.00. $91,861.00 or 86% of these revenues were earned during the balance of the year following May 21, 1999 when we had become an independent entity. This increase is attributable to our renewed focus on systems integration marketing. While management believes that we can operate profitably as an entity independent of our former parent company during the course of a full year of operations, no assurances can be given in this regard. To the extent that we cannot do so, we will require additional financing to continue our operations.


         Presently we have no plans, present agreements, arrangements or understandings in connection with a business acquisition or combination. We may however, use a portion of the registered shares as working capital. Specifically, management believes that it will be able to negotiate credit terms with vendors and compensate these vendors with shares of our common stock. We may also use a portion of the of the registered shares to fund acquisitions in similarly situated businesses.


LIQUIDITY AND CAPITAL RESOURCES

         DECEMBER 31, 1998 AS COMPARED TO DECEMBER 31, 1999 AND SEPTEMBER 30, 2000.


         Total cash and cash equivalents as of December 31, 1998 were $15,841.00 as compared to $3,922.00 as of December 31, 1999 and $80.00 as of September 30, 2000, a decline of approximately 75% and 99%, respectively. Accounts receivable decreased from $9,994.00 as of December 31, 1998 to $3,445.00 as of December 31, 1999 and increased to $28,375 as of September 30, 2000, reflecting terms that we are required to offer clients of our Systems Integration Division. Inventory increased from $38,186.00 to $43,539.00. Total current assets decreased approximately 14.5% from $64,021.00 to $54,726.00.


         Our current liabilities (excluding related party accounts payable) decreased significantly from $140,841.00 to $33,235.00, during the years ending December 31, 1998 and December 31, 1999. During the year ended December 31, 1999, Mr. Carl R. Ceragno, our president, agreed to reclassify the loans that we have made to him, in the amount of $140,530, as long term debt.

         While we believe that we will have sufficient revenues and reserves to finance our ongoing business activities, no assurance is given that we will be able to do so and we could require additional financing to continue our operations.

                            DESCRIPTION OF PROPERTY



         We currently share 4,000 square feet of space at 69 Wesley Street, South Hackensack, New Jersey for our corporate and administrative offices under a lease expiring on October 31, 2001 and requiring $4,660.00 monthly rent subject to annual escalations. Pursuant to the terms of the Reorganization Agreement, we sublease the space from IVT until the expiration of the lease on October 31, 2001 and share the monthly lease expense equally with IVT. However, IVT has not provided us possession of all the space that we are entitled to and we have filed suit against them for among other things, constructive eviction and damages. We believe that our current space is suitable for our current and projected needs over the next ten month period and have no current plans to lease additional space. We are currently looking for up to 5,000 square feet of office space to lease as our corporate and administrative office upon the expiration of our current space sharing arrangement. We will not continue to share space with or otherwise sublease space from IVT and do not anticipate that we will encounter any difficulties procuring new office space. Upon termination of our current space sharing arrangement, we will not continue to share space or otherwise sublease space from IVT.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Carl R. Ceragno, our co-founder and President was a director, executive officer and control person of Visual Telephone, our former parent company. Pursuant to the Reorganization Agreement, we changed the state in which we had been incorporated from New Jersey to Nevada and we were to issue two classes of common stock and vest voting control thereof with Mr. Ceragno.

         Carl R. Ceragno, our president, has been funding our ongoing losses. Mr. Ceragno has outstanding loans to us in the amount of $140,530.00. These loans are demand loans, are not evidenced by promissory notes and may be called by Mr. Ceragno at any time. The outstanding balance does not accrues interest. Additionally, we received loans of $7,050.00 from an entity controlled by Mr. Ceragno during 1999.

         We have been issued a line of credit in the amount of $1,000,000 by the Brookdale Funding Group, none of which is currently drawn upon. We anticipate that this loan facility would be used to help finance long term projects that cannot be financed by other means. Repayment of this loan facility is personally guarantied by our President, Carl R. Ceragno. The terms of this facility require Mr. Ceragno to exercise voting control of our common stock so as to avoid a change in our control.

         The following shares of common stock were acquired after May 14, 1999 by our executive officers and directors:

      Name            Number and Class of Shares             Consideration                Date

Carl R. Ceragno       2,000,000 Class A Shares                $  2,000.00              June 1, 1999
                        400,000 Class B Shares                $    400.00              June 1, 1999


Alma Jean O'Connor      250,000 Class A Shares                $    250.00              June 1, 1999

Lawrence Hartman        500,000 Class A Shares                $    500.00              June 1, 1999


         Pursuant to our agreement to acquired the Optel/TeleWriter AGS software, we paid CSTI-Outreach Technology the sum of $150,000.00 of which $15,000.00 was advanced by Carl R. Ceragno, our president and the balance of $135,000.00 was paid in the form of a convertible promissory note.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information.

         Our Class A Shares have never traded on any recognized securities exchange, is not currently traded on the National Association of Securities Dealers Automated Quotation System Over the Counter Bulletin Board("OTCBB"), in the National Quotations Bureau Pink Sheets or on any other quote board. We hope to establish a market for said shares. However, there can be no assurance that any recognized public market will develop for our Class A Shares. Holders of our common stock may not be readily able to dispose of their interests in our common shares. Even if a market develops for our shares, there can be no assurance as to the price that our common shares will be traded.

Holders.

         As of December 31, 2000, there were approximately 239 holders of record of our common stock.

Dividends.

         We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

                             EXECUTIVE COMPENSATION


         The following table sets forth the compensation of our three (3) officers for the last two (2) fiscal years:


NAME AND                            ANNUAL COMPENSATION        LONG TERM COMPENSATION
PRINCIPAL POSITION         YEAR     SALARY       BONUS        OTHER               STOCK    SAR's     LTIP     OTHER
------------------         ----     ------       -----        -----               -----    -----     ----     -----
Carl R. Ceragno            1998     $ 49,038.54    $0.00      $0.00     $0.00        $0.00      $0.00     $0.00
President & Treasurer      1999     $ 40,384.68    $0.00      $0.00     $0.00        $0.00      $0.00     $0.00


Lawrence S. Hartman        1998     $ NONE         $0.00      $0.00      $0.00       $0.00      $0.00     $0.00
Vice President             1999     $ NONE         $0.00      $0.00      $0.00       $0.00      $0.00     $0.00

Almajean O'Connor          1998     $ 40,769.19    $0.00      $0.00     $0.00         $0.00      $0.00     $0.00
Secretary                  1999     $ 31,538.43    $0.00      $0.00     $0.00         $0.00      $0.00     $0.00

Terms of Office.

         Our directors hold office until the next annual meeting of our stockholders or until their successors are elected and duly qualified. All officers serve at the discretion of the directors.

Directors' Compensation.

         No compensation has been paid to any directors for service in such capacity in the past, and no such compensation is presently payable to directors, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. At such time as the Board of Directors deems appropriate, we intend to adopt an appropriate policy to compensate non-employee directors, in order to attract and retain the services of qualified non-employee directors.

                              FINANCIAL STATEMENTS

Statements included in this report that do not relate to present or historical conditions are "forward-looking statements" within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "1995 Reform Act"). Additional oral or written forward-looking statements made by us from time to time and such statements may be included in documents other than this Report that are filed with the SEC. Such forward-looking statements involve risks and uncertainties that could cause results or outcomes to differ materially from those expressed in such forward-looking statements. Forward-looking statements in this Report and elsewhere may include, without limitation, statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources and are intended to be made pursuant to the Safe Harbor provisions of the 1995 Reform Act Introduction.

Capitalization.

The following table sets forth our actual capitalization as of December 31, 1999. The table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus.

Stockholders' equity: (1)
         Common Stock, Class A, $0.001 par value;
              40,000,000 shares authorized;
              12,483,361 shares issued or outstanding          $     4,250.00
         Common Stock, Class B, $0.001 par value,
               700,000 shares authorized;
               400,000 shares issued and outstanding           $       400.00
         Additional Paid-in Capital                            $         0.00
              Accumulated Deficit                              $   (15,566.87)
              Less Cost of treasury Stock                      $         0.00
                  Total Stockholders' Equity                   $   (10,916.87)

(1) Derived from our Financial Statements included elsewhere in this Prospectus.


           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         NONE.

                          COMMUNICATIONS RESEARCH, INC.

                              Financial Statements
                               September 30, 2000,
                           December 31, 1999 and 1998

                                 C O N T E N T S

Accountants' Report ............................................... F-2

Balance Sheets .................................................... F-3 - F-4

Statements of Operations .......................................... F-5

Statements of Stockholders' Equity................................. F-6

Statements of Cash Flows .......................................... F-7

Notes to the Financial Statements ................................. F-8

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Communications Research, Inc.:

We have audited the accompanying balance sheet of Communications Research, Inc. as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Communications Research, Inc. as of December 31, 1999 and 1998 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7, the Company's recurring operating losses and lack of working capital raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 7. The financial statements do not include any adjustments that might result from outcome of this uncertainty.

Crouch, Bierwolf & Chisholm
Salt Lake City, Utah

June 9, 2000

                          Communications Research, Inc.
                                 Balance Sheets

                                     ASSETS
                                     ------

                                                 September 30          December 31          December 31
                                                     2000                  1999                 1998
                                                   --------             --------             --------
                                                (Unaudited)
CURRENT ASSETS

   Cash and Cash Equivalents                       $     80             $  3,922             $ 15,841
   Accounts receivable (net of allowance
     for doubtful accounts of $0 and $0,
     respectively)                                   28,375                3,445                9,994
   Inventory                                         36,011               43,539               38,186
   Prepaid expenses                                      --                3,820                   --
                                                   --------             --------             --------

     Total Current Assets                            64,466               54,726               64,021
                                                   --------             --------             --------

PROPERTY & EQUIPMENT (Net) (Note 2)                  59,504               60,268               36,119


OTHER ASSETS

    Deposits                                          3,200                3,200                4,164
                                                   --------             --------             --------

    Total Other Assets                                3,200                3,200                4,164
                                                   --------             --------             --------


     TOTAL ASSETS                                  $127,170             $118,194             $104,304
                                                   ========             ========             ========


    The accompanying notes are an integral part of these financial statements

                          COMMUNICATIONS RESEARCH, INC.
                            Balance Sheets continued


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------


                                                   September 30         December 31           December 31
                                                      2000                 1999                   1998
                                                   ---------             ---------             ---------
CURRENT LIABILITIES                                (Unaudited)

   Accounts payable                                $   6,080             $   4,274             $  12,406
   Accounts payable - related party                    7,050                 7,050               553,867
   Accrued expenses                                      128                17,697                 9,379
   Current portion of
        long-term liabilities (Note 4)                 4,432                 4,214                 4,886
                                                   ---------             ---------             ---------

     Total Current Liabilities                        17,690                33,235               580,538
                                                   ---------             ---------             ---------

LONG TERM LIABILITIES (Note 4)

   Notes payable-related party                       253,123               140,830               114,170
   Lease buyback obligations                              --                    --                 4,886
   Notes Payable                                      19,903                23,024                    --
   Less current portion                               (4,432)               (4,214)               (4,886)
                                                   ---------             ---------             ---------

     Total long term Liabilities                     268,594               159,640               114,170
                                                   ---------             ---------             ---------

     TOTAL LIABILITIES                               286,284               192,875               694,708
                                                   ---------             ---------             ---------


STOCKHOLDERS' EQUITY

   Common stock, class A, 40,000,000
      shares of par $.001 authorized,
      12,283,091 and 9,233,092 issued and
      outstanding, respectively                       12,283                12,283                 9,033
   Common stock, class B, 700,000
      shares of $.001 par authorized,
      400,000 issued and outstanding                      --                    --                    --
   Discount on stock                                 777,110               777,110                (8,033)
   Subscriptions receivable                           (3,250)               (3,250)                   --
   Retained earnings                                (945,257)             (860,824)             (591,404)
                                                   ---------             ---------             ---------

     Total Stockholders' Equity                     (159,114)              (74,681)             (590,404)
                                                   ---------             ---------             ---------

TOTAL LIABILITIES AND

      STOCKHOLDERS' EQUITY                         $ 127,170             $ 118,194             $ 104,304
                                                   =========             =========             =========



    The accompanying notes are an integral part of these financial statements

                          COMMUNICATIONS RESEARCH, INC.
                            Statements of Operations

                                                         For the Nine
                                                         Months Ended
                                                         September 30                   December 31         December 31
                                                   2000                1999                1999                 1998
                                               ------------        ------------        ------------        ------------
                                                (Unaudited)      (Unaudited)

REVENUES                                       $     89,771        $     93,428        $    106,838        $     48,745

COST OF SALES                                        21,951              41,108              47,397              50,218
                                               ------------        ------------        ------------        ------------

GROSS PROFIT                                         67,820              52,320              59,441              (1,473)
                                               ------------        ------------        ------------        ------------

GENERAL &
    ADMINISTRATIVE EXPENSES                          54,509              36,938              64,854              55,332
OFFICE SALARIES                                      34,444             109,006             145,766             203,909
RENT                                                 23,300              10,905               8,660              15,600
INSURANCE                                            10,975               4,692               6,827              19,177
TRAVEL & LODGING                                      7,225              26,741              32,362              27,700
PAYROLL TAXES                                         3,130               9,638              12,571              21,241
DEPRECIATION & AMORTIZATION                           5,703              15,354              25,589              17,750
                                               ------------        ------------        ------------        ------------

TOTAL OPERATING EXPENSES                            139,286             213,274             306,629             360,709
                                               ------------        ------------        ------------        ------------

OPERATING (LOSS)                                    (71,466)           (160,954)           (247,188)           (362,182)
                                               ------------        ------------        ------------        ------------

OTHER INCOME AND (EXPENSES)

   Interest expense                                 (12,967)            (13,086)            (22,232)                 --
                                               ------------        ------------        ------------        ------------

     Total Other Income and (Expenses)              (12,967)            (13,086)            (22,232)                 --
                                               ------------        ------------        ------------        ------------

INCOME/(LOSS)
    BEFORE INCOME TAXES                             (84,433)           (174,040)           (269,420)           (362,182)

PROVISION FOR
    INCOME TAXES (Note 1)                                --                  --                  --                  --
                                               ------------        ------------        ------------        ------------

NET INCOME/(LOSS)                              $    (84,433)       $   (174,040)       $   (269,420)       $   (362,182)
                                               ============        ============        ============        ============

NET INCOME/(LOSS) PER SHARE                    $       (.01)       $       (.02)       $       (.02)       $       (.04)
                                               ============        ============        ============        ============


WEIGHTED AVERAGE
      OUTSTANDING SHARES                         12,283,091          10,927,536          11,266,425           9,233,092
                                               ============        ============        ============        ============



    The accompanying notes are an integral part of these financial statements

                          COMMUNICATIONS RESEARCH, INC.
                       Statements of Stockholders' Equity
                From December 31, 1997 through September 30, 2000

                                                                  Common Stock
                                               ---------------------------------------------------
                                                     Class A                          Class B             Paid in        Retained
                                               -------------------------     ----------------------       Capital        Earnings
                                                 Shares         Amount        Shares         Amount      (Discount)      (Deficit)
                                               ----------     ----------     ----------     --------     ----------      ----------

Balance on December 31, 1997                    9,033,091          9,033        400,000           --         (8,033)       (229,222)

Net loss for the year ended
   December 31, 1998                                   --             --             --           --             --        (362,182)
                                               ----------     ----------     ----------     --------     ----------      ----------

Balance on December 31, 1998                    9,033,091          9,033        400,000           --         (8,033)       (591,404)

Shares issued for subscriptions
   at $.001 per share                           3,250,000          3,250             --           --             --              --

Contribution from reorganization
   and spin-off (Note 3)                               --             --             --           --        785,143              --

Net Income for the year ended
    December 31, 1999                                  --             --             --           --             --        (269,420)
                                               ----------     ----------     ----------     --------     ----------      ----------

Balance on December 31, 1999                   12,283,091         12,283        400,000           --        777,110        (890,824)

Net Loss for the six months
    Ended September 30, 2000
    (Unaudited)                                        --             --             --           --             --         (84,433)
                                               ----------     ----------     ----------     --------     ----------      ----------

Balance on September 30, 2000
     (Unaudited)                               12,283,091     $   12,283        400,000     $     --     $  777,110      $ (945,257)
                                               ==========     ==========     ==========     ========     ==========      ==========



    The accompanying notes are an integral part of these financial statements

                          COMMUNICATIONS RESEARCH, INC.
                            Statements of Cash Flows

                                                                       For the Nine
                                                                       Months Ended
                                                                       September 30             December 31      December 31
                                                                   2000            1999              1999            1998
                                                                ---------        ---------        ---------        ---------
Cash Flows From Operating Activities                           (Unaudited)       (Unaudited)

Net (loss)                                                      $ (84,933)       $(174,040)       $(269,420)       $(362,181)
Non-cash items:
   Depreciation & amortization                                      5,703           15,354           25,589           17,750
(Increase)/decrease in current assets:
   Accounts receivable                                            (24,930)          (5,705)           6,549            3,556
   Prepaid Expenses                                                 3,820               --           (3,820)              --
   Inventory                                                        7,528          (22,487)          (5,353)          73,465
Increase/(decrease) in current liabilities:
   Accounts payable                                                 1,804          (11,039)          (8,132)         (11,528)
   Accounts payable - related party                                    --           77,280           77,280          294,876
   Accrued expenses                                                    84           (9,342)           8,318           (4,930)
                                                                ---------        ---------        ---------        ---------

  Net Cash Provided (Used) by Operating Activities                (90,424)        (129,979)        (168,989)          11,008
                                                                ---------        ---------        ---------        ---------

Cash Flows from Investing Activities

  Purchase of property and equipment                               (4,938)         (25,089)         (25,089)         (15,117)
  Cash received from other assets                                      --               --              964               --
                                                                ---------        ---------        ---------        ---------

  Net Cash Provided (Used) by Investing Activities                 (4,938)         (25,089)         (24,125)         (15,117)
                                                                ---------        ---------        ---------        ---------

Cash Flows from Financing Activities

  Cash received from debt financing                                94,951          151,203          187,706               --
  Principal payments on long-term debt                             (3,431)          (5,698)          (6,511)              --
                                                                ---------        ---------        ---------        ---------

 Net Cash Provided (Used) by Financing Activities                  91,520          145,505          181,195               --
                                                                ---------        ---------        ---------        ---------

    Increase/(decrease) in Cash                                    (3,842)          (9,563)         (11,919)          (4,109)

Cash and Cash Equivalents at Beginning of Period                    3,922           15,841           15,841           19,950
                                                                ---------        ---------        ---------        ---------


Cash and Cash Equivalents at End of Period                      $      80        $   6,278        $   3,922        $  15,841
                                                                =========        =========        =========        =========

Supplemental Cash Flow Information:
  Cash paid for interest                                        $  12,967        $   4,283        $   4,889        $      --
  Cash paid for income taxes                                    $     200        $      --        $      --        $      --

Non-cash financing transaction:
  Purchase of Equipment through lease                           $      --        $  24,649        $  24,649        $   4,886




    The accompanying notes are an integral part of these financial statements

                          COMMUNICATIONS RESEARCH, INC.
                        Notes to the Financial Statements
                           December 31, 1999 and 1998

NOTE 1 - Summary of Significant Accounting Policies

         a.           Organization

                      The financial statements presented are those of Communications Research, Inc. (The Company). The Company was organized on August 11, 1989 in the State of New Jersey. On July 17, 1996, the Company became a wholly owned subsidiary of Visual Telephone International (VTI), a publicly traded Delaware corporation. On May 21, 1999 shares of the Company were distributed to the shareholders of VTI pursuant to an agreement and Plan of Reorganization spin off. Effective July 15, 1999, the Company changed its domicile to the State of Nevada through the spin off reorganization. The Company has operated as a separate entity since that date. These financial statements are therefore unconsolidated with the Company's parent for all dates presented.

                      The books and records of the company have been maintained separately from the parent, with an inter-company account being used for direct expenses paid by the parent on behalf of the subsidiary. Management asserts that the allocation method used is reasonable.

                      The Company is engaged in the design and installation of sophisticated communications networks that transmit data, voice and video leads, as well as fully integrated, PC based, full motion video conferencing systems.

         b.           Recognition of Revenue

                      The Company recognizes income and expense on the accrual basis of accounting. Revenue is recorded upon sale and delivery of the Company's product, and/or the installation of the communication system.

         c.           Earnings (Loss) Per Share

                      The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

         d.           Provision for Income Taxes

                      No provision for income taxes has been recorded due to the net operating losses of the Company of approximately $75,000. The NOL carryforward will begin to expire in the year 2011. No tax benefit has been reported in the financial statements because the Company has yet to generate taxable income from operations, or show probability of taxable income. Some of the losses will be limited due to the acquisition and change of control.

                      Deferred tax assets and the valuation account is as follows at December 31, 1999 and 1998.

                                              December 31        December 31
                                                 1999              1998
                                             ------------      ------------
         Deferred tax asset:
            NOL carryforward                 $     25,000      $    200,000
            Valuation allowance                   (25,000)         (200,000)
                                             ------------      ------------

         Total                               $         --      $         --
                                             ============      ============

                          COMMUNICATIONS RESEARCH, INC.
                        Notes to the Financial Statements
                           December 31, 1999 and 1998

NOTE 1 - Summary of Significant Accounting Policies (continued)

         e.           Cash and Cash Equivalents

                      The company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

         f.           Property and Equipment

                      Expenditures for property and equipment and for renewals and betterments, which extend the originally estimated economic life of assets or convert the assets to a new use, are capitalized at cost. Expenditures for maintenance, repairs and other renewals of items are charged to expense. When items are disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is included in the results of operations.

                      The provision for depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Depreciation expense for the period ended December 31,1999 and 1998 is $25,589 and $17,750, respectively.

         g.           Inventory

                      Inventory is recorded at the lower of cost or market and consists primarily of computer components and parts.

NOTE 2 - Property and Equipment

         Property and Equipment consists of the following:

                                                        1999         1998
                                                      --------    ---------

         Leasehold Improvements                          2,208        2,208
         Promotional Equipment                          25,380           --
         Furniture & Equipment                          44,277       78,864
         Lab & test equipment                           41,861       38,414
         Vehicles                                       30,024           --
                                                      --------    ---------
                      Total                            143,750      119,486

            Accumulated Depreciation                   (83,482)     (83,367)
                                                      --------    ---------


            Net Property & Equipment                    60,268       36,119
                                                      ========    =========

                          COMMUNICATIONS RESEARCH, INC.
                        Notes to the Financial Statements
                           December 31, 1999 and 1998

NOTE 3 - Related Party Transactions

         As part of being acquired by Visual Telephone International, Inc., the Company is indebted to Carl Ceragno an officer and director of the Company. The original balance owed was $150,000 bearing interest at 7%. Mr. Ceragno advanced $26,600 to the Company during 1999 to assist with cash- flow needs. The balance at December 31, 1998 and 1999 is $114,170 and $140,830, respectively.

         The Company received advances from RCP Enterprises, Inc. of $7,050 during 1999. RCP is owned by Carl Ceragno, the President of the Company.

         At December 31, 1998 the Company was indebted to its parent company for advances received. The balance due VTI at December 31, 1998 was $553,867. The Company received advances of $161,046 during 1999 from VTI. As part of the spin off agreement, the debt was forgiven, inventory was transferred, and the Company recorded a contribution to capital of $785,143. As of December 31, 1999, no amount is due to its previous parent company VTI.

NOTE 4 - Long-Term Liabilities

         Notes payable related party is detailed as follows:                                    1999             1998
                                                                                              --------         --------
         Note payable to a Officer & director, bears
           interest at 7%, with principal due monthly
           of $6,716, unsecured note                                                          $140,830         $114,170
                                                                                              --------         --------

         Capital lease obligations are detailed in the following schedule as of December 31, 1998 and 1997:

         Lease payable to a corporation for equipment,
         lease payments due monthly of $407, through
         December 1999, bears interest at 18%                                                 $     --         $  4,886
                                                                                              --------         --------

         Total Capital Lease Obligations                                                            --            4,886
                                                                                              --------         --------

         Notes Payable are as follows:

         Note payable to a corporation, bears interest at 13.25%, monthly payments due of $197 through February 2004,
         secured by a vehicle                                                                    7,554               --


                          COMMUNICATIONS RESEARCH, INC.
                       Notes to the Financial Statements
                           December 31, 1999 and 1998


NOTE 4 - Long-Term Liabilities (continued)

         Note payable to a bank, bears interest at 8.5%, installments due monthly of $331 through September 2004, secured
         by a vehicle                                                                           15,470               --
                                                                                              --------         --------
         Total Notes Payable                                                                    23,024               --
                                                                                              --------         --------
         Total Long-Term Liabilities                                                           163,854          119,056
                                                                                              --------         --------
         Less current portion of:
           Notes payable - related party                                                            --               --
           Notes payable                                                                         4,214               --
           Capital lease obligations                                                                --            4,886
                                                                                              --------         --------
         Total current portion                                                                   4,214            4,886
                                                                                              --------         --------
         Net Long Term Liabilities                                                            $159,640         $114,170
                                                                                              ========         ========

         Future minimum principal payments on notes payable related party are as follows:

                      2000                                                                                          --
                      2001                                                                                  $  140,830
                                                                                                            -----------
         Total notes payable-related party                                                                  $  140,830
                                                                                                            ==========
         Future principal payments on Notes payable are as follows:

                      2000                                                                                       4,214
                      2001                                                                                       4,663
                      2002                                                                                       5,163
                      2003                                                                                       5,718
                      2004                                                                                       3,266
                                                                                                            ----------
                      Total                                                                                 $   23,024
                                                                                                            ==========


NOTE 5 - Use of Estimates in the Preparation of Financial Statements

                      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets involve extensive reliance on management's estimates. Actual results could differ from those estimates.

                          COMMUNICATIONS RESEARCH, INC.
                        Notes to the Financial Statements
                           December 31, 1999 and 1998


NOTE 6 - Commitments and Contingencies

                      The Company is committed to a sub-lease agreement with IVT, for their office and warehouse facilities. Pursuant to the agreement, the Company is subject to 50% of the monthly rent of $4,660, thus the Company is responsible for $2,330 per month. Monthly lease payments are due of $2,330 with $160 increases each year, through October of 2001.

         Future minimum operating lease payments are as follows:

                      2000                                   27,960
                      2001                                   24,900
                                                         ----------

                                Total                    $    52,860
                                                         ===========

         Legal Proceedings
         -----------------

         Under the terms of the reorganization, VTI has assigned to the Company all of its rights to a lawsuit captioned VTI vs. Michael O'Brien Pickens and the Pickens Venture Group, Case No. 97-2969(JWB) and filed in the United States District Court. On August 26, 1999, the Company was granted a summary judgement against Pickens in the amount of $415,000 plus legal fees. The Company is currently trying to locate Mr. Pickens and begin collection on the judgement, but has had little success. The Company has therefore not recorded a recievable in connection with the judgement due to the uncertain ability to collect.

NOTE 7 - Going Concern

                      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had recurring operating losses for the past several years and is dependent upon financing to continue operations. The financial statements do not include any adjustments that might result from the outcome of uncertainty. It is management's plan to raise additional funds and implement their marketing strategy to generate the necessary revenue to support operations. Current cash needs for daily operations will be met by loans from officers until revenues are sufficient.

NOTE 8 - Fair Value of Financial Statements

                      Estimated fair values of the Company's financial instruments (all of which are held for non- trading purposes) are as follows:

                                                                           1999                             1998
                                                           -----------------------------   -----------------------------------
                                                               Carrying         Fair            Carrying         Fair
                                                                 Amount         Value            Amount          Value
                                                           --------------  -------------   ---------------  --------------
                      Cash and Cash Equivalents            $        3,922  $       3,922   $        15,841  $       15,841
                      Long - Term Debt                            163,854        163,854           119,056         119,056


                          COMMUNICATIONS RESEARCH, INC.
                        Notes to the Financial Statements
                           December 31, 1999 and 1998


NOTE 8 - Fair Value of Financial Statements (Continued)

                      The carrying amount approximates fair value of cash and cash equivalents. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities.

Note 9 - Stockholders' Equity

                      Pursuant to the reorganization and spin off agreement dated May 21, 1999, the Company issued 9,033,092 shares of class A common stock to the shareholders of VTI, and 400,000 shares of class B common stock to a class B shareholder of VTI. No value is placed on the stock issuance due to the nature of the issuance being similar to a forward stock split. The financial statements have been retroactively restated for the reorganization stock split as though it occurred at inception.

                      Concurrent with the reorganization, the Company changed its domicile to the State of Nevada, and changed the authorized capital of the class A common to 40,000,000 shares of $.001 par value stock. The Company also authorized the creation of the 700,000 shares of class B common stock with no par value and 100 to 1 voting power as compared to class A common. The Company issued 400,000 shares of class B common to the Company's founder and president as part of the reorganization.

                      On June 1, 1999, the Company authorized and issued 3,250,000 shares of class A common stock at $.001 per share, to various officers and employees for subscriptions receivable of $3,250. These subscriptions are to be paid to the Company once the shares are registered.

Note 10 - Unaudited Presentation September 30, 2000 and 1999

                      The Company has elected to omit substantially all footnotes to the financial statements for the nine months ended September 30, 2000, since there have been no material changes (other than indicated in other footnotes) to the audited information included herein for December 31, 1999. The information furnished was taken from the books and records of the Company without audit. However, such information reflects all adjustments which are ordinary and recurring in nature and in the opinion of management, necessary to properly reflect the results of the period presented. The information is not necessarily indicative of the results from operations expected for the full fiscal year.

Note 11 - Segment Disclosure
                                                      Year Ending December 31
                                                     ------------------------
                                                      1998               1999
         Sales to Unaffiliated Customers:
             Systems Integration Division      $    36,960.00     $   106,838.00
             Visual Products Division          $    11,785.00     $          -0-

                          COMMUNICATIONS RESEARCH, INC.
                        Notes to the Financial Statements
                           December 31, 1999 and 1998

Note 11 - Segment Disclosure (Continued)

         Inter-segment Sales
             Systems Integration Division    $          -0-     $           -0-
             Visual Products Division        $          -0-     $           -0-


         Operating Profit or Loss

             Systems Integration Division    $ (362,182.00)     $  (247,188.00)
             Visual Products Division        $          -0-     $           -0-

Note 12 - Line of Credit

                      To insure adequate cash flow and the ability to pursue larger projects, the Company has entered into an asset based loan agreement with a commercial lender that permits them to draw up to 80% of a client's purchase order up to $1,000,000.00. The balance on this line of credit is $0 at the years ended December 31, 1999 and 1998.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 22.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Bylaws provide that we shall indemnify our officers, directors, employees and agents and former officers, directors, employees and agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement arising out of his or her services on our behalf, subject to the qualifications contained in Nevada law as it now exists. Nevada law generally provides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

         Further, in an action brought by the corporation or in the right of the corporation, if the person, after exhaustion of all appeals, is found to be liable to the corporation, or if the person makes payment to the corporation in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by- case basis by: (1) the stockholders; (2) a majority of a quorum of the board of directors consisting of members of the board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

         To the extent that a director or officer of ours is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Nevada law also allows Nevada corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

         Any indemnification provided for by Section 78.7502, Nevada Revised Statutes(by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors or officers who have ceased to hold such positions and to their heirs, executors and administrators.

         Section 78.752, Nevada Revised Statutes allows corporations to provide insurance, or other financial arrangements such as a program of self-insurance, for their directors or officers. Such insurance may provide coverage for any liability asserted against the person and liability and expenses incurred by the person in their capacity as a director or officer or arising out of their status as such, whether or not the corporation has the authority to indemnify the person against such liability and expenses. However, no financial arrangement made under Section 78.7502, Nevada Revised Statutes may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

         It is the position of the Securities and Exchange Commission and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

Item 23.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

             The following table is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered hereby. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling Security Holders will pay no offering expenses.

         ITEM                                                   EXPENSE
         ----                                                   -------
         SEC Registration Fee                                 $   100.00
         Legal Fees and Expenses                              $41,250.00
         Accounting Fees and Expenses                         $ 7,130.00
         Miscellaneous*                                       $ 5,000.00
                                                              ===========
         Total                                                $ 53,480.00

* Estimated Figure

ITEM 24.  RECENT SALES OF UNREGISTERED SECURITIES

       OWNER                DATE OF ISSUANCE              AMOUNT
-------------------------------------------------------------------------------
Carl R. Ceragno              June 1, 1999          2,000,000 Class A Shares
                             June 1, 1999            400,000 Class B Shares
Bertram Hennion, Jr.         June 1, 1999            500,000 Class A Shares
Alma Jean O'Connor           June 1, 1999            250,000 Class A Shares
Lawrence S. Hartman          June 1, 1999            500,000 Class A Shares
Farber & Klein          December 28, 2000             37,500 Class A Shares

         The aforementioned issuances and sales were made in reliance upon the exemption from the registration provisions of the Securities Act afforded by
Section 4(2) thereof and/or Regula- tion D promulgated thereunder, as transactions by an issuer not involving a public offering. The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. Any shares which have been issued which have not been issued pursuant to a valid exemption from registration bear legends stating that the securities may not be offered, sold or transferred other than pursuant to an effective Registration Statement under the 1933 Act, or an exemption from such registration requirements. The Registrant will place stop transfer instructions with our transfer agent with respect to all such securities.

Item 25.  Exhibits


2.       Articles of Incorporation, as amended*
3.       Bylaws*
4.       Form of Stock Certificate*
5.       Opinion of Farber & Klein*
10.1     Agreement and Plan of Reorganization dated May 14, 1999*
10.2     TeleWriter and Related Agreements*
23.1     Consent of Crouch, Bierwolf & Chisholm*
24.2     Consent of Farber & Klein (included in the opinion of Farber & Klein)*
27.      Financial Disclosure Schedule*

*ATTACHED TO REGISTRATION STATEMENT, FILE NO. 333-45870 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 2000.


Item 26.  Undertakings

(A) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, submit the matter to the Court in which liability as found, to determine whether such indemnification by it is against public policy as expressed by the Act and will be governed by the final adjudication of such tribunal.

(B) We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  i) To include a Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including but not limited to any deletion or addition of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Amended Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the city of South Hackensack, State of New Jersey, on the 9th day of February , 2001.


                                                COMMUNICATIONS RESEARCH, INC.


                                                /s/ Carl R. Ceragno
                                                -----------------------------
DATE: FEBRUARY 9, 2001                              CARL R. CERAGNO, PRESIDENT



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


    Signature                   Title                           Date


/s/ Carl R. Ceragno       President, Treasurer              February 9, 2001
------------------------  and Director
Carl R. Ceragno


/s/ Lawrence Hartman
------------------------  Vice President, Director          February 9, 2001
Lawrence Hartman